Exhibit 2.1

EXECUTION VERSION

MASTER FORMATION AGREEMENT

by and among

CENTERPOINT ENERGY, INC.,

OGE ENERGY CORP.,

BRONCO MIDSTREAM HOLDINGS, LLC

AND

BRONCO MIDSTREAM HOLDINGS II, LLC

March 14, 2013

ARTICLE I	DEFINITIONS	2

1.1	Definitions	2

1.2	Rules of Construction	13

ARTICLE II	FORMATION, CONTRIBUTION AND EXCHANGE; CLOSING	14

2.1	Formation, Contribution and Exchange	14

2.2	Closing	16

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF CNP	16

3.1	Organization; Qualification	16

3.2	Authority; No Violation; Consents and Approvals	17

3.3	Capitalization	18

3.4	Financial Statements	19

3.5	Undisclosed Liabilities	19

3.6	CNP SEC Reports and Compliance	20

3.7	Compliance with Applicable Laws; Permits	20

3.8	Certain Contracts and Arrangements	21

3.9	Legal Proceedings	22

3.10	Environmental Matters	23

3.11	Title to Properties and Rights of Way	24

3.12	Sufficiency of Assets	24

3.13	Insurance	24

3.14	Tax Matters	25

3.15	Employment and Benefits Matters	26

3.16	Books and Records	30

3.17	No Changes or Material Adverse Effects	31

3.18	Regulation	31

3.19	Energy Regulatory Matters	31

3.20	State Takeover Laws	32

3.21	Bankruptcy	32

3.22	Opinions of Financial Advisors	32

3.23	Brokers’ Fees	32

3.24	Investment Intent	32

3.25	Certain Business Relationships between CNP and its Affiliates	33

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3.26	Limitation of Representations and Warranties	33

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF OGE	33

4.1	Organization; Qualification	33

4.2	Authority; No Violation; Consents and Approvals	34

4.3	Capitalization; Enogex Holdings Activities	35

4.4	Financial Statements	36

4.5	Undisclosed Liabilities	36

4.6	OGE SEC Reports and Compliance	36

4.7	Compliance with Applicable Laws; Permits	37

4.8	Certain Contracts and Arrangements	38

4.9	Legal Proceedings	39

4.10	Environmental Matters	39

4.11	Title to Properties and Rights of Way	40

4.12	Sufficiency of Assets	41

4.13	Insurance	41

4.14	Tax Matters	41

4.15	Employment and Benefits Matters	43

4.16	Books and Records	47

4.17	No Changes or Material Adverse Effects	47

4.18	Regulation	48

4.19	Energy Regulatory Matters	48

4.20	State Takeover Laws	48

4.21	Bankruptcy	48

4.22	Opinions of Financial Advisors	48

4.23	Brokers’ Fees	48

4.24	Investment Intent	48

4.25	Certain Business Relationships between Enogex and its Affiliates	49

4.26	Limitation of Representations and Warranties	49

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE BRONCO GROUP	49

5.1	Organization; Qualification	49

5.2	Authority; No Violation; Consents and Approvals	50

5.3	Capitalization	50

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5.4	Brokers’ Fees	51

5.5	Investment Intent	52

5.6	Limitation of Representations and Warranties	52

ARTICLE VI	ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS	52

6.1	Conduct of Business	52

6.2	Access to Information; Confidentiality	56

6.3	Certain Filings	57

6.4	Reasonable Efforts; Further Assurances	58

6.5	Credit Facilities	58

6.6	Conversions, Mergers and Reorganizations	60

6.7	Additional Debt Matters	60

6.8	SESH Interest Contribution	63

6.9	Tax Elections	63

6.10	Tax Sharing Agreement	63

6.11	Opco LP Name	63

6.12	No Public Announcement	64

6.13	Brokerage Arrangements	64

6.14	Expenses	64

6.15	Control of Other Parties’ Businesses	64

6.16	Credit Rating	64

6.17	Insurance	65

6.18	Consent to Transactions	65

6.19	Selection of Chief Executive Officer	65

ARTICLE VII	CONDITIONS TO CLOSING	65

7.1	Conditions to Each Party’s Obligations	65

7.2	Conditions to CNP’s Obligations	65

7.3	Conditions to OGE’s Obligations	67

7.4	Conditions to the Bronco Group’s Obligations	70

ARTICLE VIII	Tax Matters	72

8.1	CNP Midstream Entity Taxes	72

8.2	Enogex Entity Taxes	72

8.3	Treasury Regulation Section 1.707-4(d) Expenditure Reimbursement	73

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ARTICLE IX	TERMINATION	73

9.1	Termination of Agreement	73

9.2	Effect of Certain Terminations	74

9.3	Survival	74

9.4	Enforcement of this Agreement	74

ARTICLE X	MISCELLANEOUS	75

10.1	Notices	75

10.2	Governing Law; Jurisdiction; Waiver of Jury Trial	76

10.3	Entire Agreement; Amendments and Waivers	77

10.4	Opco LP, GP and Enogex Holdings Agreement to be Bound	77

10.5	Bronco Group Representative	78

10.6	Binding Effect and Assignment	79

10.7	Severability	79

10.8	Execution	79

ANNEXES
Annex A	Credit Facilities’ Terms
Annex B	SESH Staged Contribution
Annex C	Promissory Note to CERC

EXHIBITS

Exhibit A	Form of Assignment
Exhibit B	Form of CERC Contribution Agreement
Exhibit C	Forms of CERC Intercompany Notes
Exhibit D	Form of CNP Services Agreement
Exhibit E	Form of EH II LLC Agreement
Exhibit F	Form of EH Contribution Agreement
Exhibit G	Form of Employee Transition Agreement
Exhibit H	Form of GP LLC Agreement
Exhibit I	Form of OGE Services Agreement
Exhibit J	Form of Omnibus Agreement
Exhibit K	Form of Opco Partnership Agreement
Exhibit L	Form of Registration Rights Agreement
Exhibit M	Form of Opco LP Tax Sharing Agreement
Exhibit N	Form of New GP LLC Tax Sharing Agreement

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MASTER FORMATION AGREEMENT

THIS MASTER FORMATION AGREEMENT (this “Agreement”) dated as of March 14, 2013 (the “Execution Date”), is entered into by and among CenterPoint Energy, Inc., a Texas corporation (“CNP”), OGE Energy Corp., an Oklahoma corporation (“OGE”), Bronco Midstream Holdings, LLC, a Delaware limited liability company (“Bronco I”), and Bronco Midstream Holdings II, LLC, a Delaware limited liability company (“Bronco II,” and together with Bronco I, the “Bronco Group”).

WITNESSETH:

WHEREAS, CNP indirectly owns 100% of the outstanding capital stock of CenterPoint Energy Resources Corp., a Delaware corporation (“CERC”).

WHEREAS, CERC owns 100% of the outstanding limited liability company interests of CenterPoint Energy Field Services, LLC, a Delaware limited liability company (“CEFS”), 100% of the outstanding limited liability company interests of CenterPoint Energy Gas Transmission Company, LLC, a Delaware limited liability company (“CEGT”), 100% of the outstanding limited liability company interests of CenterPoint Energy – Mississippi River Transmission, LLC, a Delaware limited liability company (“MRT”), 100% of the outstanding limited liability company interests of CenterPoint Energy Southeastern Pipelines Holding, LLC, a Delaware limited liability company (“SEPH”), and 100% of the outstanding equity interests of the Other CNP Midstream Subsidiaries (the Other CNP Midstream Subsidiaries, collectively with CEFS, CEGT, MRT, SEPH and each of their respective Subsidiaries, the “CNP Midstream Entities”).

WHEREAS, OGE owns 100% of the outstanding limited liability company interests of OGE Enogex Holdings LLC, a Delaware limited liability company (“OGEH”).

WHEREAS, OGEH and the Bronco Group collectively own 100% of the outstanding limited liability company interests of Enogex Holdings LLC, a Delaware limited liability company (“Enogex Holdings”).

WHEREAS, the Parties desire to form a joint venture between the businesses of the CNP Midstream Entities and Enogex Holdings that will initially operate as a private limited partnership.

WHEREAS, CNP, OGE and the Bronco Group desire to enter into a series of transactions, on the terms and conditions set forth in this Agreement, to effectuate such contribution of interests.

NOW, THEREFORE, in consideration of the premises set forth above and the respective representations, warranties, covenants, agreements and conditions contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following respective meanings:

“Affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein.

“Agreement” has the meaning set forth in the Preamble.

“Assignment” means that certain Assignment to be entered into on the Closing Date, substantially in the form of Exhibit A hereto.

“Board of Directors” has the meaning ascribed to the term “Board of Directors” in the Opco Partnership Agreement.

“Bronco I” has the meaning set forth in the Preamble.

“Bronco II” has the meaning set forth in the Preamble.

“Bronco Group” has the meaning set forth in the Preamble.

“Bronco Group LP Contribution” has the meaning set forth in Section 2.1(h).

“Bronco Group Representative” is defined in Section 10.5(a).

“Business” means (a) with respect to any of the Enogex Entities, the business of the Enogex Entities, or (b) with respect to any of the CNP Midstream Entities, the business of the CNP Midstream Entities.

“Business Day” means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.

“CEFS” has the meaning set forth in the Recitals.

“CEGT” has the meaning set forth in the Recitals.

“CEIGT” has the meaning set forth in Section 3.19(a).

“CERC” has the meaning set forth in the Recitals.

“CERC Contribution Agreement” means that certain Contribution Agreement to be entered into by certain of the CNP Midstream Entities on the Closing Date, substantially in the form of Exhibit B hereto.

“CERC Intercompany Notes” means the forms of Promissory Notes, substantially in the forms of Exhibit C hereto.

“CERC Financial Statements” has the meaning set forth in Section 3.4(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“CNP” has the meaning set forth in the Preamble.

“CNP Disclosure Schedule” means the disclosure schedule prepared and delivered by CNP to OGE and the Bronco Group as of the Execution Date.

“CNP Indemnified Taxes” means all federal, state and local income tax liabilities attributable to the ownership, management and operation of the CNP Midstream Entities or the ownership and operation of the assets or Business of the CNP Midstream Entities and incurred on or prior to the Closing Date, determined for the avoidance of doubt, on a closing of the books method, including (a) any such income tax liabilities of CNP and its Affiliates (including any CNP Midstream Entity) that may result from the consummation of the transactions contemplated by this Agreement and (b) any income tax liabilities arising under Treasury Regulations Section 1.1502-6 and any similar provisions from state, local or foreign applicable Law, by contract, as successor, transferee or otherwise, or which income tax is attributable to having been a member of a consolidated, combined or unitary group and also any Tax other than an income Tax imposed on any CNP Midstream Entity that does not relate to the assets and Business of the CNP Midstream Entities but results from the business or operation of any other Affiliate of CNP. For purposes of this definition, any tax (including the Texas franchise tax) that may be computed based on income or net margin shall be treated as an income tax.

“CNP Independent Contractor” means an individual, not a business organization, who primarily provides services for the benefit of the CNP Midstream Entities.

“CNP Midstream Debt Funding Amount” has the meaning set forth in Section 6.7(b)(ii).

“CNP Midstream Entities” has the meaning set forth in the Recitals.

“CNP Midstream Financial Statements” has the meaning set forth in Section 3.4(a).

“CNP Midstream Insurance Policy” has the meaning set forth in Section 3.13.

“CNP Midstream Joint Ventures” means, collectively, Caliber Gathering, LLC, a Delaware limited liability company, Southeast Supply Header, LLC, a Delaware limited liability company, Crosspoint Pipeline, LLC, a Delaware limited liability company, OQ Partners, a Texas general partnership, and Pine Pipeline Acquisition Company, L.L.C, a Delaware limited liability company, and each of their respective Subsidiaries.

“CNP Midstream Material Adverse Effect” means a Material Adverse Effect with respect to CNP Midstream Entities, taken as a whole, or a material adverse effect on the ability of CNP to consummate the transactions contemplated hereby or to perform its material obligations hereunder.

“CNP Midstream Material Agreements” has the meaning set forth in Section 3.8(a).

“CNP Midstream Permits” has the meaning set forth in Section 3.7(b).

“CNP Midstream Related Employees” means employees of CNP, CERC or any of the CNP Midstream Entities whose services are provided primarily to the CNP Midstream Entities.

“CNP Plan” has the meaning set forth in Section 3.15(b).

“CNP SEC Reports” means all reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, forms, schedules, statements and other documents CNP and CERC were required prior to the date hereof to file with or furnish to the SEC, as applicable, pursuant to the Exchange Act or the Securities Act.

“CNP Services Agreement” means that certain Services Agreement to be entered into at the Closing between New GP LLC and CNP, substantially in the form of Exhibit D hereto.

“CNP Transitional Seconding Agreement” means that certain Transitional Seconding Agreement to be entered into at the Closing between CNP and New GP LLC, substantially in the form of Exhibit 1 to the Employee Transition Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any agreement between one of the Parties and a labor organization that represents any of the Enogex Related Employees or the CNP Midstream Related Employees.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of November 29, 2011 between CNP and OGE and its subsidiaries and affiliates, as the same may be amended from time to time.

“Confidential Information” has the meaning set forth in Section 6.2(c).

“Consolidated Group” means (a) with respect to CNP, CERC and the CNP Midstream Entities, and (b) with respect to OGE, OGEH and the Enogex Entities. A reference to a Consolidated Group is a collective reference to the members of such Consolidated Group.

“Credit Facilities” has the meaning set forth in Section 6.5(a).

“Deemed Term Loan” means (a) $1,050 million in outstanding borrowings as of January 1, 2013 plus (b) additional amounts equal the amounts provided under Sections 6.7(b)(i)(A) and (B) as such amounts are incurred, all bearing interest at a rate of 5.08% per annum.

“Delaware Courts” has the meaning set forth in Section 10.2.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“EH II” has the meaning set forth in Section 2.1(b).

“EH II LLC Agreement” means that certain Limited Liability Company Agreement of Enogex Holdings II LLC, to be entered into prior to the Closing, substantially in the form of Exhibit E hereto.

“EH Contribution Agreement” means that certain Enogex Holdings Contribution and Redemption Agreement, to be entered into prior to the Closing, substantially in the form of Exhibit F hereto.

“EH Economic Units” has the meaning ascribed to the term “Economic Units” in the EH II LLC Agreement.

“EH Management Units” has the meaning ascribed to the term “Management Units” in the EH II LLC Agreement.

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), any plans that would be “employee benefits plans” if they were subject to ERISA (such as foreign plans and plans for directors), and any equity-based compensation, option, change-in-control, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, severance and other employee benefit, compensation or fringe benefit plan, agreement, program, policy, practice, understanding or other arrangement, regardless of whether subject to ERISA (including any funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, maintained by, sponsored by or contributed to by or obligated to be contributed to by the entity in question or with respect to which the entity in question has any obligation or liability, whether secondary, contingent or otherwise.

“Employee Transition Agreement” means that certain Employee Transition Agreement to be entered into at the Closing between New GP LLC, CNP and OGE, substantially in the form of Exhibit G hereto.

“Employment Agreement” means any agreement to which any entity is a party with a natural person (whether as an employee, director or consultant), that provides for compensation for such person’s services, other than (a) standard offer letters providing for only at-will employment or (b) any agreement that is terminable upon 30 days notice or less without liability to the employer entity or any of its Affiliates.

“Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

“End Date” has the meaning set forth in Section 9.1(f).

“Enogex Entities” means (a) prior to the consummation of the transactions contemplated by the EH Contribution Agreement, Enogex Holdings and the Subsidiaries of Enogex Holdings and (b) after giving effect to the consummation of the transactions contemplated by the EH Contribution Agreement, EH II and the Subsidiaries of EH II.

“Enogex Financial Statements” has the meaning set forth in Section 4.4.

“Enogex Holdings” has the meaning set forth in the Recitals.

“Enogex Independent Contractor” means an individual, not a business organization, who primarily provides services for the benefit of Enogex Entities.

“Enogex Insurance Policy” has the meaning set forth in Section 4.13.

“Enogex LLC” means Enogex LLC, a Delaware limited liability company.

“Enogex Material Adverse Effect” means a Material Adverse Effect with respect to the Enogex Entities, taken as a whole, or a material adverse effect on the ability of OGE or the Bronco Group to consummate the transactions contemplated hereby or to perform its material obligations hereunder.

“Enogex Material Agreements” has the meaning set forth in Section 4.8(a).

“Enogex Permits” has the meaning set forth in Section 4.7(b).

“Enogex Plan” has the meaning set forth in Section 4.15(b).

“Enogex Related Employees” means employees of OGE or any of the Enogex Entities whose services are provided primarily to the Enogex Entities.

“Enogex Revolving Credit Facility” means that certain credit agreement, dated as of December 13, 2011, by and between Enogex LLC, the lenders thereto, Wells Fargo Bank, National Association, as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, Mizuho Corporate Bank, Ltd., The Royal Bank of Scotland PLC, UBS Securities LLC and Union Bank, N.A., as co-documentation agents.

“Enogex Senior Notes” means the 6.875% Senior Notes, Series Due July 15, 2014, of Enogex LLC, issued pursuant to that certain Issuing and Paying Agency Agreement dated as of June 15, 2009, by and between Enogex LLC and UMB Bank, N.A., and the 6.25% Senior Notes, Series Due March 15, 2020, of Enogex LLC, issued pursuant to that certain Issuing and Paying Agency Agreement dated as of November 15, 2009, by and between Enogex LLC and UMB Bank, N.A.

“Enogex Short Term Facilities” means the Enogex Revolving Credit Facility and the OGE Internal Cash Management Facility.

“Enogex Short Term Funding Amount” has the meaning set forth in Section 6.7(a)(iii).

“Enogex Term Loan” means that certain Term Loan Agreement, dated as of August 2, 2012, by and between Enogex LLC, JP Morgan Chase Bank, N.A. and the other parties thereto.

“Environmental Laws” means any applicable law (including common law) regulating or prohibiting Releases of Hazardous Materials into any part of the workplace or the environment, relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport or use of Hazardous Materials, or pertaining to the prevention of pollution or remediation of contamination or the protection of natural resources, wildlife, the environment or public or employee health and safety, including the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. Section 2701 et seq.), the Atomic Energy Act of 1954 (42 U.S.C. Section 2014 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) (“OSHA”) and the regulations promulgated pursuant thereto, and any analogous international treaties, national, provincial, state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been amended as of the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of an entity means a corporation, trade, business, or entity under common control with such entity, within the meaning of, or treated, with such entity, as a single employer under, Section 414(b) or (c) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” has the meaning set forth in the Preamble.

“FCC” means the United States Federal Communications Commission.

“FERC” means the United States Federal Energy Regulatory Commission.

“GAAP” has the meaning set forth in Section 1.2(c).

“Governing Documents” means any of the following: (a) in the instance of a corporation, the certificate or articles of incorporation or formation and bylaws of such corporation, (b) in the instance of a partnership, the partnership agreement, (c) in the instance of a limited partnership, the certificate of formation of limited partnership and the limited partnership agreement, and (d) in the instance of a limited liability company, the articles of organization or certificate of formation and limited liability company agreement or similar agreement.

“Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, in each case, that has jurisdiction or authority with respect to the applicable party.

“GP Economic Units” has the meaning ascribed to the term “Economic Units” in the GP LLC Agreement.

“GP LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of New GP LLC to be entered into prior to the Closing, substantially in the form of Exhibit H hereto, which is to be effective on the date on which OGE becomes a member of New GP LLC.

“GP Management Units” has the meaning ascribed to the term “Management Units” in the GP LLC Agreement.

“GP Membership Interests” means, collectively, the GP Economic Units and the GP Management Units.

“Hazardous Material” means and includes any substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Laws, including any petroleum or petroleum products that have been Released into the environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Clearance” means the expiration or termination of the applicable waiting period under the HSR Act (including any extended waiting period arising as a result of a request for additional information).

“Initial Closing Date” has the meaning set forth in Section 2.2.

“Intercompany Notes” has the meaning set forth in Section 6.7(c).

“Knowledge” means (a) with respect to CNP, the actual knowledge of each individual listed in Section 1.1(a) of the CNP Disclosure Schedule and (b) with respect to OGE, the actual knowledge of each individual listed in Section 1.1(a) of the OGE/Bronco Group Disclosure Schedule, in each case after due inquiry.

“Laws” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NYSE), but does not include Environmental Laws or ERISA.

“Losses” has the meaning set forth in the Omnibus Agreement.

“Material Adverse Effect” means, with respect to any given Person, a material and adverse effect on the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such Person; provided, however, that a Material Adverse Effect shall not include any effect on the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such Person to the extent arising out of or attributable to (a) any decrease in the market price of such Person’s (or such Person’s parent’s) publicly traded equity securities (but not any change or effect underlying such decrease to the extent such change or effect would otherwise contribute to a Material Adverse Effect), (b) changes in the general state of the industries in which such Person operates to the extent that such changes would have the same general effect on companies engaged in such industries, (c) changes in general economic conditions (including changes in commodity prices or interest rates), financial or securities markets or political conditions, in each case to the extent that such changes would have the same general effect on companies engaged in the same lines of business as those conducted by such Person, (d) the negotiation, announcement or proposed consummation of the transactions contemplated by this Agreement, including the loss or departure of officers or other employees of such Person or its Subsidiaries or any adverse change in customer, distributor, supplier or similar relationships resulting therefrom (provided that the exceptions in this clause (d) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement, the public announcement or pendency of the transactions contemplated by this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (e) changes in GAAP or the interpretation thereof or changes in applicable Law or the interpretation or enforcement thereof, (f) acts of terrorism, war, sabotage or insurrection not directly damaging or impacting such Person, to the extent that such acts have the same general effect on companies engaged in the same lines of business as those conducted by such Person, (g) the failure to take any action as a result of any restrictions or prohibitions set forth in Section 6.1 with respect to which the other Parties refused, following the subject Party’s request, to provide a waiver in a timely manner or at all, (h) compliance with the terms of, or the taking of any action required by, this Agreement, (i) the downgrade in rating of any debt or debt securities of CNP, CERC, OGE or Enogex LLC, (j) any legal proceedings arising out of or related to this Agreement or any of the transactions contemplated hereby or (k) the failure by such Person or any of its Subsidiaries to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect).

“Materiality Requirement” means any requirement in a representation or warranty that a condition, event or state of fact be “material,” correct or true in “all material respects,” have an “Enogex Material Adverse Effect” or an “CNP Midstream Material Adverse Effect” or be or not be “reasonably expected to have an Enogex Material Adverse Effect” or “reasonably expected to have a CNP Midstream Material Adverse Effect” (or other words or phrases of similar effect or impact) in order for such condition, event or state of facts to cause such representation or warranty to be inaccurate.

“MRT” has the meaning set forth in the Recitals.

“Natural Gas Act” has the meaning set forth in Section 3.19(a).

“New GP LLC” has the meaning set forth in Section 2.1(a).

“New GP LLC Tax Sharing Agreement” has the meaning set forth in Section 6.10.

“NGPA” has the meaning set forth in Section 3.19(a).

“NLRB” means the National Labor Relations Board.

“Notice” has the meaning set forth in Section 10.1.

“NYSE” means the New York Stock Exchange.

“OGE” has the meaning set forth in the Preamble.

“OGE/Bronco Group Disclosure Schedule” means the disclosure schedule prepared and delivered by OGE and the Bronco Group to CNP as of the Execution Date.

“OGE/Bronco Group Indemnified Taxes” means all federal, state and local income tax liabilities attributable to the ownership, management and operation of the Enogex Entities or the ownership and operation of the assets or Business of the Enogex Entities and incurred on or prior to the Closing Date, determined, for the avoidance of doubt, on a closing of the books method, including (a) any such income tax liabilities of OGE, the Bronco Group and their Affiliates (including any Enogex Entity) that may result from the consummation of the transactions contemplated by this Agreement and (b) any income tax liabilities arising under Treasury Regulations Section 1.1502-6 and any similar provisions from state, local or foreign applicable Law, by contract, as successor, transferee or otherwise, or which income tax is attributable to having been a member of a consolidated, combined or unitary group and also any Tax other than an income Tax imposed on any Enogex Entity that does not relate to the assets and Business of the Enogex Entities but results from the business or operation of any other Affiliate of OGE. For purposes of this definition, any tax (including the Oklahoma franchise tax) that may be computed based on income or net margin shall be treated as an income tax.

“OGEH” has the meaning set forth in the Recitals.

“OGE Internal Cash Management Facility” means that certain Second Amended and Restated Revolving Credit and Investment Agreement between Enogex LLC and OGE Energy Corp., dated April 1, 2008, as amended from time to time.

“OGE LP Contribution” has the meaning set forth in Section 2.1(g).

“OGE SEC Reports” means all reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, forms, schedules, statements and other documents OGE was required prior to the date hereof to file with or furnish to the SEC, as applicable, pursuant to the Exchange Act or the Securities Act.

“OGE Services Agreement” means that certain Services Agreement to be entered into at the Closing between New GP LLC and OGE, substantially in the form of Exhibit I hereto.

“OGE Transitional Seconding Agreement” means the Transitional Seconding Agreement to be entered into at the Closing between OGE and New GP LLC substantially in the form of Exhibit 2 to the Employee Transition Agreement.

“Omnibus Agreement” means that certain Omnibus Agreement to be entered into at the Closing among CNP, OGE, Enogex Holdings and CEFS, substantially in the form of Exhibit J hereto.

“Opco LP” has the meaning set forth in Section 2.1(e).

“Opco LP Common Units” means the Common Units (as defined in the Opco Partnership Agreement) of Opco LP issued pursuant to the Opco Partnership Agreement.

“Opco LP Tax Sharing Agreement” has the meaning set forth in Section 6.10.

“Opco Partnership Agreement” means that certain Limited Partnership Agreement of Opco LP to be entered into at the Closing, substantially in the form of Exhibit K hereto.

“Other CNP Midstream Subsidiaries” means CenterPoint Energy – Illinois Gas Transmission Company, a Delaware corporation, CenterPoint Energy Pipeline Services, Inc., a Delaware corporation, and CenterPoint Energy Intrastate Holdings, LLC, a Delaware limited liability company.

“Party” or “Parties” means each of (a) CNP, (b) OGE and (c) the Bronco Group, or all of them collectively, as applicable.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet delinquent or being contested in good faith by appropriate proceedings, (b) statutory Encumbrances (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s and other similar liens) arising in the ordinary course of business and securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (c) Encumbrances of public record (other than for indebtedness for borrowed money), (d) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, executed in the ordinary course of business, (e) the rights of licensors and licensees under licenses executed in the ordinary course of business, (f) restrictive covenants, easements, rights of way, defects, imperfections or irregularities of title and other similar Encumbrances, that (i) do not materially detract from the value of the property, (ii) do not materially interfere with either the present or intended use of such property and (iii) do not individually or in the aggregate interfere with the conduct of the business of such Person, (g) purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements, (h) any Encumbrances created pursuant to construction, operating, maintenance or similar agreements, (i) Encumbrances referenced in any real property document provided or made available in any Party’s electronic or physical data room, in the CNP Disclosure Schedule or in the OGE/Bronco Group Disclosure Schedule, as applicable, (j) Encumbrances contained in the Governing Documents of a CNP Midstream Entity or an Enogex Entity and (k) Encumbrances listed in Section 1.1(b) of the CNP Disclosure Schedule or Section 1.1(b) of the OGE/Bronco Group Disclosure Schedule, but excluding any Encumbrances arising out of or relating to, directly or indirectly, any Employee Benefit Plan of such Person.

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, association, trust, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, regardless of whether having legal status.

“Pre-Closing CNP Midstream Debt Fundings” has the meaning set forth in Section 6.7(b).

“Pre-Closing Enogex Short Term Fundings” has the meaning set forth in Section 6.7(a)(i).

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into at the Closing by and among Enogex Holdings, CNP, OGE and Opco LP, substantially in the form of Exhibit L hereto.

“Release” or “Released” means any depositing, spilling, leaking, pumping, pouring, placing, burying, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Repayment” has the meaning set forth in Section 6.5(a).

“Revolving Credit Facility” has the meaning set forth in Section 6.5(a).

“Rights-of-Way” has the meaning set forth in Section 3.11(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SEPH” has the meaning set forth in the Recitals.

“SESH” has the meaning set forth in Section 3.3(c).

“SESH LLC Agreement” has the meaning set forth in Section 6.8.

“Spectra” has the meaning set forth in Section 6.8.

“Spectra Consent” has the meaning set forth in Section 6.8.

“State Regulatory Authority” means any state agency or authority having jurisdiction over the rates or facilities of any CNP Midstream Entity or any Enogex Entity, as applicable.

“Subsidiary” means with respect to a specified Person, any other Person (a) that is a subsidiary as defined in Rule 405 of the rules and regulations under the Securities Act of such specified Person and (b) of which such specified Person or another of its Subsidiaries owns beneficially 50% or more of the economic interests.

“Tax” or “Taxes” means any taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, goods and services, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, deficiency, escheat or unclaimed property obligation or any similar charge, including interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, election, designation, notice, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Term Loan Facility” has the meaning set forth in Section 6.5(a).

“Test Period” means the period from January 1, 2013 through Closing.

“Transaction Documents” means, collectively, that certain Letter Agreement re: Initial Budget to be entered into by CNP, OGE and the Bronco Group as of the Execution Date, the CERC Contribution Agreement, the CNP Services Agreement, the CNP Transitional Seconding Agreement, the Employee Transition Agreement, the EH II LLC Agreement, the EH Contribution Agreement, the GP LLC Agreement, the OGE Services Agreement, the OGE Transitional Seconding Agreement, the Omnibus Agreement, the Opco Partnership Agreement and the Registration Rights Agreement.

“Utility Holding” has the meaning set forth in Section 3.3(a).

1.2 Rules of Construction.

(a) The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The Exhibits and Annexes attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an “Exhibit” or an “Annex” followed by a number or a letter refer to the specified Exhibit or Annex to this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement (including the CNP Disclosure Schedule, the OGE/Bronco Group Disclosure Schedule, the Exhibits and Annexes) and not to any particular Article, Section or other portion hereof.

(b) The CNP Disclosure Schedule and the OGE/Bronco Group Disclosure Schedule, as well as all other schedules and all exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. The CNP Disclosure Schedule and the OGE/Bronco Group Disclosure Schedule set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the CNP Disclosure Schedule or OGE/Bronco Group Disclosure Schedule, as the case may be, relates;

provided, however, that any fact or item that is disclosed in any section of the CNP Disclosure Schedule or the OGE/Bronco Group Disclosure Schedule that is reasonably apparent on its face to qualify another representation or warranty of CNP or OGE or the Bronco Group, as applicable, shall be deemed also to be disclosed in the other sections of the CNP Disclosure Schedule or the OGE/Bronco Group Disclosure Schedule, as the case may be, notwithstanding the omission of any appropriate cross-reference thereto. Notwithstanding anything in this Agreement to the contrary, the inclusion of an item in either such disclosure schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or could reasonably be expected to have a CNP Midstream Material Adverse Effect or an Enogex Material Adverse Effect, as the case may be.

(c) Unless otherwise specifically indicated or the context otherwise requires, (i) all references to “dollars” or “$” mean United States dollars, (ii) words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders, (iii) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (iv) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis and as amended from time to time (“GAAP”). If any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any Party hereto is also a reference to such Party’s permitted successors and assigns.

(d) The term “made available” and words of similar import means that the relevant documents, instruments or materials were (i) posted and made available to the other Party on the IntraLinks due diligence data site maintained by any Party for the purpose of the transactions contemplated by this Agreement, prior to the date hereof, or (ii) publicly available by virtue of the relevant Party’s filing of a publicly available document, including any of the CNP SEC Reports or OGE SEC Reports and any final registration statement, prospectus, report, form, schedule or definitive proxy statement filed with the SEC pursuant to the Securities Act or the Exchange Act, and in all cases publicly available on or after December 31, 2011 and prior to the Execution Date.

(e) The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

ARTICLE II

FORMATION, CONTRIBUTION AND EXCHANGE; CLOSING

2.1 Formation, Contribution and Exchange. On the terms and subject to the conditions set forth in this Agreement:

(a) not more than two Business Days prior to the Closing, CNP will cause CERC to form a wholly owned limited liability company (“New GP LLC”), which will serve as the general partner of Opco LP;

(b) not more than two Business Days prior to the Closing, OGE and the Bronco Group will cause Enogex Holdings to form Enogex Holdings II LLC, a Delaware limited liability company (“EH II”), and will cause Enogex Holdings to enter into the EH II LLC Agreement;

(c) immediately prior to the Closing, OGE and the Bronco Group will cause, among other things, Enogex Holdings to contribute 100% of Enogex LLC to EH II and redeem OGE’s membership interest in Enogex Holdings in exchange for EH Economic Units and EH Management Units, pursuant to the EH Contribution Agreement;

(d) immediately prior to the Closing, CNP will cause, among other things, CERC to contribute 100% of the outstanding equity interests of CEGT, MRT and the Other CNP Midstream Subsidiaries, and SEPH to transfer an interest in SESH in accordance with Section 6.8, to CEFS pursuant to the CERC Contribution Agreement;

(e) immediately prior to the Closing, CNP will cause CEFS to be converted into a Delaware limited partnership (“Opco LP”) with New GP LLC as its general partner holding 100% of the general partner interest therein; and Opco LP shall be renamed in accordance with Section 6.11;

(f) at the Closing, OGE will cause OGEH to contribute to New GP LLC, as a capital contribution, 100% of the EH Management Units, free and clear of all Encumbrances;

(g) at the Closing, OGE will cause OGEH to contribute 100% of its EH Economic Units to Opco LP, free and clear of all Encumbrances, in exchange for Opco LP Common Units (the “OGE LP Contribution);

(h) at the Closing, the Bronco Group will cause Enogex Holdings to contribute 100% of its EH Economic Units to Opco LP, free and clear of all Encumbrances, in exchange for Opco LP Common Units (the “Bronco Group LP Contribution”);

(i) in exchange for, and simultaneously with, the OGE LP Contribution:

(i) New GP LLC will issue to OGEH 50% of the GP Management Units and 60% of the GP Economic Units; and

(ii) Opco LP will issue to OGEH 141,956,176 Opco LP Common Units, representing a 28.002% limited partner interest in Opco LP (or a 28.456% limited partner interest in Opco LP if the Spectra Consent is not obtained at Closing);

(j) in exchange for, and simultaneously with, the Bronco Group LP Contribution, at the Closing, Opco LP will issue to Enogex Holdings 65,908,224 Opco LP Common Units, representing a 13.001% limited partner interest in Opco LP (or a 13.212% limited partner interest in Opco LP if the Spectra Consent is not obtained at Closing);

(k) upon completion of and as a result of the transactions described in Section 2.1(g) and Section 2.1(h), CERC will hold 299,089,529 Opco LP Common Units, representing a 58.997% limited partner interest in Opco LP (or 291,002,583 Opco LP Common Units, representing a 58.333% limited partner interest in Opco LP if the Spectra Consent is not obtained prior to Closing) and 50% of the GP Management Units and 40% of the GP Economic Units.

2.2 Closing. Subject to the satisfaction or waiver of the conditions to closing set forth in Article VII, the closing of the transactions contemplated by this Article II (the “Closing”) shall be held at the offices of Jones Day at 717 Texas Avenue, Suite 3300, Houston, Texas 77002 on the first Business Day of the calendar month following the satisfaction or waiver of all of the conditions set forth in Article VII (other than conditions that would normally be satisfied on the Closing Date) (such date, the “Initial Closing Date”), commencing at 9:00 a.m., Houston time, or such other place, date and time as may be mutually agreed upon in writing by the Parties hereto; provided, however, that if on the Initial Closing Date the Revolving Credit Facility shall not have been executed and delivered by each of Opco LP, the applicable subsidiaries of Opco LP required pursuant thereto and the respective lenders party thereto, then each of CNP, OGE or the Bronco Group may, in its sole discretion, delay the Closing to the first Business Day of the next succeeding calendar month following the Initial Closing Date. The “Closing Date,” as referred to herein, shall mean the date on which the Closing occurs.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CNP

Except as disclosed in the CNP Disclosure Schedule, CNP hereby represents and warrants to OGE and the Bronco Group as follows (to the extent any representations and warranties cover any CNP Midstream Joint Ventures, such representation and warranty with respect to such CNP Midstream Joint Ventures is given to the Knowledge of CNP):

3.1 Organization; Qualification.

(a) Each of CNP, CERC and each CNP Midstream Entity has been duly formed and is validly existing and in good standing as a corporation, general partnership, limited partnership or limited liability company, as applicable, under the Law of its jurisdiction of formation with all requisite corporate, partnership or limited liability company, as applicable, power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except in each case where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect. Each of CNP, CERC and each CNP Midstream Entity is duly qualified and in good standing to do business as a foreign corporation, foreign limited partnership or foreign limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect.

(b) Section 3.1(b) of the CNP Disclosure Schedule sets forth a true and complete list of each of the CNP Midstream Entities, together with (i) the nature of the legal organization of such Person, (ii) the jurisdiction of formation of such Person, (iii) the name of each CNP Midstream Entity that owns beneficially or of record any equity or similar interest in such Person and (iv) the percentage interest owned by CNP, CERC or each such CNP Midstream Entity in such Person, in each case as of the Execution Date and after giving effect to the transactions contemplated by the CERC Contribution Agreement.

(c) Each of CNP and the CNP Midstream Entities has heretofore made available to OGE and the Bronco Group complete and correct copies of its Governing Documents.

3.2 Authority; No Violation; Consents and Approvals. CNP has all requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by CNP of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of CNP, and no other corporate or other organizational proceeding on the part of CNP or any Affiliate thereof is necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by CNP and, assuming the due authorization, execution and delivery hereof by OGE and the Bronco Group, constitutes a legal, valid and binding agreement of CNP, enforceable against CNP in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). Except as disclosed in Section 3.2 of the CNP Disclosure Schedule, for matters expressly contemplated by this Agreement and matters described in clauses (b), (c), (d) or (e) below that would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect, neither the execution and delivery by CNP of this Agreement, nor the consummation by CNP, CERC or any of the CNP Midstream Entities of the transactions contemplated hereby, including the execution and delivery of the Transaction Documents to which such entities are party on or prior to the Closing Date, and the performance by CNP and its applicable Subsidiaries of this Agreement or such other Transaction Documents, will (a) violate or conflict with any provision of the Governing Documents of CNP, CERC or any of the CNP Midstream Entities; (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity; (c) require any consent or approval of any counterparty to, or result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any agreement or instrument to which CNP or any of its Subsidiaries, including any of the CNP Midstream Entities, is a party or by or to which any of their properties are bound; (d) result in the creation of an Encumbrance upon or require the sale of or give any Person the right to acquire any of the assets of CNP or any of its Subsidiaries, including any of the CNP Midstream Entities, or restrict, hinder, impair or limit the ability of CNP or any of its Subsidiaries, including any of the CNP Midstream Entities, to carry on their businesses as and where they are being carried on as of the Execution Date; or (e) violate or conflict with any Law applicable to CNP or any of its Subsidiaries, including any of the CNP Midstream Entities.

3.3 Capitalization.

(a) CNP owns 100% of the outstanding membership interests of Utility Holding, LLC, a Delaware limited liability company (“Utility Holding”), which membership interests have been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of Utility Holding and are fully paid and non-assessable. CNP owns such membership interests of Utility Holding free and clear of any Encumbrances. Except for the membership interests owned by CNP, there are no other outstanding equity interests of Utility Holding.

(b) Utility Holding owns 100% of the outstanding capital stock of CERC, which capital stock has been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of CERC and is fully paid and non-assessable. Utility Holding owns such capital stock of CERC free and clear of any Encumbrances. Except for the capital stock owned by Utility Holding, there are no other outstanding equity interests of CERC.

(c) Prior to the consummation of the transactions contemplated by the CERC Contribution Agreement, CERC owns 100% of the outstanding membership interests or capital stock, as applicable, of each of CEFS, CEGT, MRT, SEPH and each Other CNP Midstream Subsidiary, which membership interests or capital stock have been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of such CNP Midstream Entity and are fully paid and non-assessable. CERC owns such membership interests or capital stock, as applicable, of each of CEFS, CEGT, MRT, SEPH and each Other CNP Midstream Subsidiary free and clear of any Encumbrances. Except for the membership interests or capital stock owned by CERC, there are no other outstanding equity interests of CEFS, CEGT, MRT, SEPH or any Other CNP Midstream Subsidiary. Immediately prior to the Closing, and as a result of the consummation of the transactions contemplated by the CERC Contribution Agreement and the conversion of CEFS as contemplated in Section 2.1(e), (i) Opco LP will own (A) 100% of the outstanding membership interests or capital stock, as applicable, of each of CEGT, MRT and each Other CNP Midstream Subsidiary and (B) the percentage interest in Southeast Supply Header, LLC, a Delaware limited liability company (“SESH”) transferred pursuant to Section 6.8, (ii) CERC will own 100% of the outstanding limited partnership interests of Opco LP and 100% of the outstanding membership interests of New GP LLC and (iii) New GP LLC will own 100% of the general partner interest of Opco LP, and all of such equity interests will be free and clear of any Encumbrances.

(d) Except as set forth in Section 3.3(d) of the CNP Disclosure Schedule, prior to the transactions contemplated by the CERC Contribution Agreement, all of the outstanding shares of capital stock or other equity interests of each Subsidiary of CEFS, CEGT, MRT, SEPH and each Other CNP Midstream Subsidiary (i) have been duly authorized and validly issued and (ii), except for the CNP Midstream Joint Ventures, are owned 100% directly or indirectly by CNP, free and clear of any Encumbrances. As of the Execution Date, there are no Subsidiaries of CEFS, CEGT, MRT, SEPH and the Other CNP Midstream Subsidiaries other than those set forth in Section 3.3(d) of the CNP Disclosure Schedule.

(e) Except pursuant to their Governing Documents and as contemplated by this Agreement or set forth in Section 3.3(e) of the CNP Disclosure Schedule, (i) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating the CNP Midstream Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of the CNP Midstream Entities; (ii) there are no outstanding securities or obligations of any kind of any of the CNP Midstream Entities that are convertible into or exercisable or exchangeable for any equity interest in any of the CNP Midstream Entities, and none of the CNP Midstream Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are not outstanding any equity appreciation rights, phantom equity, profit sharing or similar rights, agreements, arrangements or commitments based on the value of the equity, book value, income or any other attribute of any of the CNP Midstream Entities; (iv) there are no outstanding bonds, debentures or other evidence of indebtedness of any of CNP or any of its Subsidiaries, including the CNP Midstream Entities, having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests in any of the CNP Midstream Entities on any matter; and (v) there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which CNP or any of its Subsidiaries, including the CNP Midstream Entities, is a party or by which any of their securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the CNP Midstream Entities.

(f) Except as set forth in Section 3.3(f) of the CNP Disclosure Schedule and except with respect to the ownership of any equity or long-term debt securities between or among the CNP Midstream Entities, none of the CNP Midstream Entities owns, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

3.4 Financial Statements.

(a) The financial statements of the CNP Midstream Entities that are listed in Section 3.4(a) of the CNP Disclosure Schedule (the “CNP Midstream Financial Statements”) have been prepared from, and are consistent with, the books and records of the CNP Midstream Entities and are accurate in all material respects as of the date thereof.

(b) The financial statements of CERC that are listed in Section 3.4(b) of the CNP Disclosure Schedule (the “CERC Financial Statements”), including all related notes and schedules, fairly present in all material respects the consolidated financial position of CERC, as of the respective dates thereof, and the consolidated results of operations, cash flows and changes in stockholders’ equity of CERC for the periods indicated, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and subject in the case of interim financial statements to customary year-end adjustments, consistent with past practice.

3.5 Undisclosed Liabilities. Except as listed in Section 3.5 of the CNP Disclosure Schedule, none of the CNP Midstream Entities has any indebtedness or liability, absolute or contingent, that is of a nature required to be reflected on the consolidated balance sheet of CERC or in the footnotes thereto, prepared in conformity with GAAP, and that is not shown on or provided for in the CERC Financial Statements other than (a) liabilities incurred or accrued in the ordinary course of business consistent with past practice since December 31, 2012 (other than any indebtedness for borrowed money), including liens for current Taxes and assessments not in default, (b) liabilities shown on or provided for in the CNP Midstream Financial Statements or (c) liabilities of the CNP Midstream Entities that, individually or in the aggregate, are not material to the CNP Midstream Entities, taken as a whole.

3.6 CNP SEC Reports and Compliance.

(a) Since December 31, 2011, all CNP SEC Reports have been filed with or furnished to the SEC. All CNP SEC Reports filed since December 31, 2011, to the extent they contained any information related to any CNP Midstream Entity, (i) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations thereunder, as applicable, and (ii) as of its filing date in the case of any Exchange Act report or as of its effective date in the case of any Securities Act filing, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Except as set forth in Section 3.6(b) of the CNP Disclosure Schedule, there are no material outstanding comments from, or material unresolved issues raised by, the SEC with respect to the CNP SEC Reports relating to any CNP Midstream Entity. No enforcement action has been initiated against CNP by the Securities and Exchange Commission relating to disclosures contained in any CNP SEC Report relating to any CNP Midstream Entity.

(c) To the extent related to any CNP Midstream Entity, since December 31, 2011, (i) none of CNP, CERC or any of the CNP Midstream Entities has received any credible and material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CNP or any of the CNP Midstream Entities or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CNP, CERC or any of the CNP Midstream Entities has engaged in questionable accounting or auditing practices, (ii) to the Knowledge of CNP, no officer or director of CNP, CERC or any CNP Midstream Entity has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CNP, CERC or any of the CNP Midstream Entities or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CNP, CERC or any of the CNP Midstream Entities has engaged in questionable accounting or auditing practices and (iii) to the Knowledge of CNP, no attorney representing CNP, CERC or any of the CNP Midstream Entities, regardless of whether employed thereby, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by CNP, CERC or any of the CNP Midstream Entities or any of their respective officers, directors, employees or agents, to the board of directors of CNP or CERC or any committee thereof or to any director or officer of CNP or CERC.

3.7 Compliance with Applicable Laws; Permits.

(a) Except as set forth in Section 3.7(a) of the CNP Disclosure Schedule, (i) each of the CNP Midstream Entities is in compliance with all applicable Laws, other than any noncompliance that would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect and (ii) neither CNP nor any of its Subsidiaries, including any CNP Midstream Entity, has received any written communication since December 31, 2011 from a Governmental Entity that alleges that any CNP Midstream Entity is not in compliance in any material respect with any applicable Laws that has not been resolved to the satisfaction of the Governmental Entity and that would reasonably be expected to be material to the Business of the CNP Midstream Entities.

(b) Except as set forth in Section 3.7(b) of the CNP Disclosure Schedule, the CNP Midstream Entities are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and to lawfully carry on their businesses as they are now being conducted (collectively, the “CNP Midstream Permits”), except where the failure to be in possession of such CNP Midstream Permits would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect. None of the CNP Midstream Entities is in conflict with, or in default or violation of, any of the CNP Midstream Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect.

(c) Notwithstanding Sections 3.7(a) and 3.7(b), the representations made with respect to the CNP Midstream Entities in this Section 3.7 shall not apply to any matters addressed in other representations contained in this Article III, including representations with respect to environmental matters (which are provided for in Section 3.10), Tax matters (which are provided for in Section 3.14) and employment and benefit matters (which are provided for in Section 3.15).

3.8 Certain Contracts and Arrangements.

(a) Section 3.8(a) of the CNP Disclosure Schedule sets forth a true and complete list, as of the Execution Date, of the following contracts, agreements or commitments (including currently effective amendments and modifications thereto) to which any of the CNP Midstream Entities is a party, whether written or oral (collectively, the “CNP Midstream Material Agreements”): (i) transportation agreements and gathering agreements involving payments to or from any CNP Midstream Entity of at least $20,000,000 per year; (ii) processing agreements and natural gas purchase agreements involving net payments (i.e., after taking into account directly associated cost of goods or directly associated revenues from the sale of goods) to or from any CNP Midstream Entity of at least $20,000,000 per year; (iii) construction, interconnect, and other services agreements in each case involving payments to or from any CNP Midstream Entity in excess of $20,000,000 per year; (iv) contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes, lines of credit and similar documents in each case relating to the borrowing of money or for lines of credit, in any case for amounts in excess of $20,000,000 (other than contracts solely between or among the CNP Midstream Entities and interest rate swap agreements); (v) swap, derivative, hedging, futures or other similar agreements or contracts that result in an aggregate exposure to any CNP Midstream Entity in excess of $20,000,000; (vi) real property leases calling for payments by any of the CNP Midstream Entities of amounts greater than $20,000,000 per year (other than rights-of-way and leases solely between or among the

CNP Midstream Entities); (vii) partnership or joint venture agreements (which do not include joint tariff or joint operating agreements); (viii) contracts limiting the ability of any of the CNP Midstream Entities to compete in any line of business or with any Person or in any geographic area; (ix) contracts relating to any outstanding commitment for capital expenditures in excess of $50,000,000; (x) contracts with any labor union or organization; (xi) contracts not entered into in the ordinary course of the Business of the CNP Midstream Entities other than those that are not material to the Business of the CNP Midstream Entities; (xii) contracts that prohibit any CNP Midstream Entity from making cash distributions in respect of its equity interests, other than restrictions in the Governing Documents of such entity; and (xiii) contracts, agreements or documents not otherwise disclosed in (i) – (xii) above that are currently in effect and to which any of the CNP Midstream Entities or their properties are bound that are material to the Business or operations of the CNP Midstream Entities taken as a whole.

(b) Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and provided that any indemnity, contribution and exoneration provisions contained in any such CNP Midstream Material Agreement may be limited by applicable Laws and public policy, each of the CNP Midstream Material Agreements (i) constitutes the legal, valid and binding obligation of the applicable CNP Midstream Entity and constitutes the legal, valid and binding obligation of the other parties thereto, (ii) is in full force and effect as of the Execution Date and (iii) will be in full force and effect upon the consummation of the transactions contemplated by this Agreement, in each case unless the failure to be so would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect.

(c) There is not, to the Knowledge of CNP, under any CNP Midstream Material Agreement, any default or event that, with notice or lapse of time or both, would reasonably be expected to constitute a default on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained or that would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect.

(d) True and complete copies of all CNP Midstream Material Agreements have been delivered or made available to OGE by CNP to the extent permitted by applicable Law and the provisions of such agreements. To the extent permitted by applicable Law, all CNP Midstream Material Agreements not so delivered or made available are listed and described in Section 3.8(d) of the CNP Disclosure Schedule.

3.9 Legal Proceedings. Except as disclosed in Section 3.9 of the CNP Disclosure Schedule or reflected in any CNP SEC Report filed and publicly available on or after December 31, 2011 and prior to the Execution Date, there are no pending, or, to the Knowledge of CNP, threatened, lawsuits or claims, with respect to which CNP or any of its Subsidiaries, including any of the CNP Midstream Entities, have been contacted in writing by counsel for the plaintiff or claimant, against or affecting CNP or any of its Subsidiaries, including any of the CNP Midstream Entities, or any of their properties, assets, operations or Business and that would, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material

Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect, none of CNP or any of its Subsidiaries, including any of the CNP Midstream Entities, is a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its properties, assets, operations or Business. Except as would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect, there is no pending or, to the Knowledge of CNP, threatened investigation of or affecting CNP or any of its Subsidiaries, including any of the CNP Midstream Entities, or any of their properties, assets, operations or Business by any Governmental Entity.

3.10 Environmental Matters. Except as reflected in any CNP SEC Report filed and publicly available on or after December 31, 2011 and prior to the Execution Date, the CERC Financial Statements or the CNP Midstream Financial Statements, and except for any such matter that would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect:

(a) The operations of each of the CNP Midstream Entities has been and, as of the Closing Date, will be, in compliance with all Environmental Laws;

(b) To the Knowledge of CNP, no circumstances exist with respect to the Business of the CNP Midstream Entities that gives rise to an obligation by any CNP Midstream Entity to investigate, remediate, monitor or otherwise address the presence on-site or offsite of any Hazardous Materials, except as currently being performed under applicable Law or permit requirements;

(c) Each of the CNP Midstream Entities has obtained and will, as of the Closing Date, maintain in full force and effect, all permits, licenses and registrations, and has timely made and will, as of the Closing Date, timely make all filings, permit renewal applications, reports and notices required under applicable Environmental Law in connection with the operations of its business;

(d) None of the CNP Midstream Entities is the subject of any outstanding written agreements (including consent orders and settlement agreements) with any Governmental Entity or other Person imposing liability or obligations with respect to any environmental matter;

(e) None of CNP or its Subsidiaries, including the CNP Midstream Entities, has received any written communication from any Governmental Entity or other Person alleging, with respect to any such party, the violation of or liability under any Environmental Law by or of the CNP Midstream Entities or requesting, with respect to the CNP Midstream Entities, information with respect to an investigation pursuant to any Environmental Law; and

(f) To the Knowledge of CNP, there has been no Release of any Hazardous Material from or in connection with the properties or operations of the CNP Midstream Entities that has not been adequately reserved for in the CERC Financial Statements or the CNP Midstream Financial Statements and that has resulted or could reasonably be expected to result in liability under Environmental Laws or a claim for damages or compensation by any Person.

3.11 Title to Properties and Rights of Way.

(a) Each of the CNP Midstream Entities has defensible title to all material real property and good title to all material tangible personal property owned by the CNP Midstream Entities and that is sufficient for the operation of their respective Businesses as presently conducted, free and clear of all Encumbrances except Permitted Encumbrances.

(b) Each of the CNP Midstream Entities has such consents, easements, rights-of-way, permits or licenses from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct its Business in the manner described, and subject to the limitations contained in Section 3.11(b) of the CNP Disclosure Schedule, except for (i) qualifications, reservations and encumbrances as may be set forth in Section 3.11(b) of the CNP Disclosure Schedule and (ii) such Rights-of-Way the absence of which would not, individually or in the aggregate, reasonably be expected to result in a CNP Midstream Material Adverse Effect. Other than as set forth in Section 3.11(b) of the CNP Disclosure Schedule, and subject to the limitations contained in Section 3.11(b) of the CNP Disclosure Schedule, each of the CNP Midstream Entities has fulfilled and performed all its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not, individually or in the aggregate, reasonably be expected to result in a CNP Midstream Material Adverse Effect; and, except as described in Section 3.11(b) of the CNP Disclosure Schedule, none of such Rights-of-Way contains any restriction that is materially burdensome to the CNP Midstream Entities, taken as a whole.

(c) Except as reflected in any CNP SEC Report filed and publicly available on or after December 31, 2011 and prior to the Execution Date, there are no pending proceedings or actions to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any of the material real property, except as would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect.

3.12 Sufficiency of Assets. Except as disclosed in Section 3.12 of the CNP Disclosure Schedule, the assets of the CNP Midstream Entities constitute all the material assets, the use or benefit of which are reasonably necessary for the operation of the Business of the CNP Midstream Entities as currently conducted. As of the Closing, all of such assets, whether tangible or intangible, will be in the possession, or under the control, of the CNP Midstream Entities.

3.13 Insurance. None of CNP or any of its Subsidiaries, including any of the CNP Midstream Entities, has received any notice from any insurer or agent of such insurer that (a) substantial capital improvements or other expenditures will have to be made in order to continue any insurance policy or instrument pursuant to which any CNP Midstream Entity is insured (a “CNP Midstream Insurance Policy”) or (b) except as set forth in Section 3.13 of the CNP Disclosure Schedule, such insurer has cancelled or terminated or has initiated procedures to cancel or terminate any CNP Midstream Insurance Policy. All such CNP Midstream Insurance Policies are outstanding and duly in force on the Execution Date, and such policies or renewals thereof will be outstanding and duly in force on the Closing Date in all material respects. The CNP Midstream Entities are in compliance with the terms of all CNP Midstream Insurance Policies in all material respects, and, except with respect to reservation of rights letters received from insurers in the ordinary course of business consistent with past practices or as set forth in Section 3.13 of the CNP Disclosure Schedule, there are no material claims by CNP or any of its Subsidiaries, including any of the CNP Midstream Entities, under any such CNP Midstream Insurance Policy as to which any insurance company is denying liability or defending under a reservation of rights clause.

3.14 Tax Matters.

(a) Except as set forth in Section 3.14(a) of the CNP Disclosure Schedule,

(i) each of the CNP Midstream Entities has filed (or joined in the filing of) when due all material Tax Returns required by applicable Law to be filed by or with respect to it, has obtained all required Tax permits and licenses and has satisfied all registration requirements relating to Taxes;

(ii) all such Tax Returns were true correct and complete in all material respects as of the time of such filing;

(iii) except for Taxes being contested in good faith in appropriate proceedings for which adequate reserves have been provided, all material Taxes relating to periods ending on or before the Closing Date owed by any of the CNP Midstream Entities (regardless of whether shown on any Tax Return) have been paid or will be timely paid;

(iv) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, any of the CNP Midstream Entities in respect of any material Tax or material Tax assessment, nor has any claim for additional material Tax or material Tax assessment been asserted in writing or been proposed by any Tax authority;

(v) no written claim has been made by any Tax authority in a jurisdiction where any of the CNP Midstream Entities does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing;

(vi) there is no outstanding request for any extension of time within which to pay any material Taxes or file any Tax returns with respect to any material Taxes of or with respect to any CNP Midstream Entity;

(vii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes with respect to any of the CNP Midstream Entities;

(viii) none of the CNP Midstream Entities has entered into any agreement or arrangement with any Tax authority that requires any CNP Midstream Entity to take any action or refrain from taking any action;

(ix) none of the CNP Midstream Entities is a party to any agreement, whether written or unwritten, providing for the payment of Taxes, Tax losses, entitlements to Tax refunds or similar Tax matters;

(x) each of the CNP Midstream Entities has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;

(xi) CERC is not a “foreign person” within the meaning of Section 1445 of the Code;

(xii) none of the CNP Midstream Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than a CNP Midstream Entity) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise;

(xiii) there are no Tax liens on any of the assets of the CNP Midstream Entities, except for liens for Taxes not yet due;

(xiv) the CNP Midstream Entities have not (i) participated in any listed transactions or any other reportable transaction within the meaning of Treasury Regulations Section 1.6011-4, or (ii) engaged in any transaction that gives rise to a registration obligation under Section 6111 of the Code or a list maintenance obligation under Section 6112 of the Code; and

(xv) the CNP Midstream Entities have obtained and retained any and all resale sales tax exemption certificates or other documentation required to establish that all reported exempt sales by such entities are exempt from sales, transfer or similar taxes.

(b) Except as set forth in Section 3.14(b) of the CNP Disclosure Schedule, none of the CNP Midstream Entities is classified as a corporation for U.S. federal tax purposes.

3.15 Employment and Benefits Matters.

(a) Within ten Business Days after the Execution Date, CNP shall deliver to OGE a letter that sets forth complete and accurate lists of all the CNP Midstream Related Employees and all the CNP Independent Contractors, specifying whether they are CNP Midstream Related Employees or CNP Independent Contractors, their position, the entity by which they are employed or to which they provide services, annual salary, hourly wages or consulting or other independent contractor fees, as applicable, and bonus opportunities, date of hire (or entry into an independent contractor agreement), work location, length of service, together with a notation next to the name of any employee or independent contractor on such lists who is subject to any Employment Agreement or Collective Bargaining Agreement.

(b) Section 3.15(b) of the CNP Disclosure Schedule sets forth a complete and accurate list of each Employee Benefit Plan (i) that is sponsored, maintained or contributed to by any CNP Midstream Entity, or (ii) that any Affiliate or ERISA Affiliate of any CNP Midstream Entity has sponsored, maintained or contributed to, or to which any such entity is obligated to contribute within six years of the Closing Date that covers or benefits any current or former CNP Midstream Related Employees or CNP Independent Contractors (each a “CNP Plan”). True, correct and complete copies of each such CNP Plan and any related documents, including all amendments thereto, and any trust, insurance or other funding arrangement, have been furnished or made available to OGE and the Bronco Group. There has also been furnished or made available to OGE and the Bronco Group, with respect to each such CNP Plan, the most recent summary plan description and summaries of material modifications thereto.

(c) Section 3.15(c) of the CNP Disclosure Schedule sets forth a true and complete list of all Employment Agreements of the CNP Midstream Entities. As of the Execution Date, there are no other agreements (other than enrollment or similar forms to commence participation or initiate or continue coverage in an Employee Benefit Plan or standard employment offer letters providing for only at-will employment issued by CNP Midstream Entities) between any CNP Midstream Entity and any natural person that provide for (i) participation in, coverage under or benefits from an Employee Benefit Plan, (ii) annual compensation in excess of $150,000 to such person or (iii) change of control, termination or severance payments in excess of $150,000 to such person. No CNP Midstream Entity is subject to any legal, contractual, equitable, or other obligation or commitment (whether legally binding or not) to enter into an Employment Agreement, establish or contribute to an Employee Benefit Plan or modify (except to the extent required by applicable Law) any existing Employee Benefit Plan or Employment Agreement.

(d) Except as set forth in Section 3.15(d) of the CNP Disclosure Schedule, no CNP Midstream Entity and no ERISA Affiliate of a CNP Midstream Entity maintains or has an obligation to contribute to, or has any obligation or liability (contingent, secondary or otherwise) to, based upon or arising out of, an Employee Benefit Plan that is (i) subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (ii) a plan of the type described in Section 4063 of ERISA or Section 413(c) of the Code, (iii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(e) Except as set forth in Section 3.15(e) of the CNP Disclosure Schedule, the CNP Plans (i) are and have been maintained (in form and in operation) in all material respects in accordance with their terms and with the applicable provisions of ERISA, the Code and all other applicable Laws, (ii) if intended to be qualified under Section 401(a) of the Code, (A) satisfy in all material respects in form the requirements of such Section except to the extent amendments are not required by Law to be made until a date after the Closing Date, (B) have received a favorable determination letter or, if applicable, a favorable opinion letter from the Internal Revenue Service regarding such qualified status in any material respect, (C) have not, since receipt of the most recent favorable determination letter or opinion letter, if applicable, been amended in a way that would adversely affect their qualified status and (D) have not been operated in a way that would adversely affect their qualified status, (iii) do not provide, and have not provided, any post-termination of employment welfare benefits or coverage, except as required under Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B (or similar state or local Law) and (iv) if they could be deemed “nonqualified deferred compensation arrangements” under Section 409A of the Code, are in good faith compliance with such section and the applicable regulations and authoritative guidance issued thereunder or are exempt from the requirements of such section and have not been materially modified at any time after October 3, 2004.

(f) The CNP Midstream Entities are, and have been, in compliance with all applicable Laws relating to the employment of labor, including all such applicable Laws relating to employee relations, affirmative action, employee leave rights, disability laws, immigration, plant closings or mass layoffs, labor or arbitration, whistle blower claims, wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation or other federal or state employment or labor law, common law requirements, local ordinances or regulations, other than any noncompliance that would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect, no strikes, labor disputes, slow downs, sit downs, work stoppages, interruptions of work, picketing or handbilling, lockouts, arbitrations, grievances, unfair labor practice charges or other labor disputes are pending or, to the Knowledge of CNP, threatened with respect to any of the CNP Midstream Related Employees, and no such activity has occurred at any time during the last five years. Except as would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect, none of the CNP Midstream Entities is subject to a current unresolved judicial administrative determination that it has engaged in an unfair labor practice in connection with the CNP Midstream Related Employees and no CNP Midstream Entity has received notice of any pending NLRB proceeding with respect to any CNP Midstream Related Employees. Except as set forth in Section 3.15(f) of the CNP Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect, no pending grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been received by CNP Midstream Entities with respect to the CNP Midstream Related Employees. To the Knowledge of CNP and except as would not, individually or in the aggregate, reasonably be expected to have a CNP Midstream Material Adverse Effect, all CNP Midstream Related Employees are lawfully authorized to work in the United States according to federal immigration laws.

(g) Each CNP Plan sponsored or maintained by a CNP Midstream Entity can be unilaterally amended or terminated at any time by a CNP Midstream Entity without liability other than liability for benefits accrued to the date of such amendment or termination pursuant to the terms of the plan.

(h) No CNP Midstream Entity is a party to a Collective Bargaining Agreement. No CNP Midstream Entity has agreed to recognize any union or other collective bargaining representative. No union or other collective bargaining representative has been certified as the exclusive collective bargaining representative of any of the CNP Midstream Related Employees. To the Knowledge of CNP, no union or other collective bargaining representative claims to be the exclusive collective bargaining representative of any of the CNP Midstream Related Employees. No union organizational campaign or representation petition is currently pending with respect to any of the CNP Midstream Related Employees.

(i) All contributions or payments required to be made by a CNP Midstream Entity to or with respect to any CNP Plan have been timely made and all liabilities of each CNP Midstream Entity with respect to any CNP Plan are properly reflected in the appropriate CERC Financial Statements in accordance with GAAP or in the CNP Midstream Financial Statements.

(j) There are no material actions, suits, or claims pending (other than routine claims for benefits) or, to the Knowledge of CNP, threatened against, or with respect to, any of the CNP Plans or their assets or Employment Agreements of the CNP Midstream Entities, nor is any such CNP Plan or Employment Agreement under investigation or audit by any Governmental Entity. Except as set forth in Section 3.15(j) of the CNP Disclosure Schedule, there are no material claims, lawsuits, petitions, charges, grievances, investigations, complaints, proceedings, suits, demands, actions or other matters (other than routine qualification determination filings) that are pending against the CNP Midstream Entities before any Governmental Entity or arbitrator, or that have been asserted or threatened against the CNP Midstream Entities, including those for: (i) wages, salaries, commissions, bonuses, vacation pay, severance or termination pay, sick pay or other compensation; (ii) employee benefits; (iii) any alleged unlawful, unfair, wrongful or discriminatory employment or labor practices; (iv) any alleged breach of contract or other claim arising under a collective bargaining or individual agreement or any other employment covenant whether express or implied; (v) any alleged violation of any statute, ordinance, contract or regulation relating to wages or hours of work; (vi) any alleged violation of occupation safety and health standards; or (vii) any alleged violation of plant closing and mass layoff, immigration, workers’ compensation, disability, unemployment compensation, whistleblower laws or other employment or labor relations Laws; and to the Knowledge of CNP, no basis therefor exists. To the extent that any CNP Midstream Entity is obligated to develop and maintain an affirmative action plan, except as set forth in Section 3.15(j) of the CNP Disclosure Schedule, no discrimination claim, show cause notice, conciliation proceeding, sanction or debarment proceeding is pending with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state agency and no desk audit or onsite review is in progress with respect to any CNP Midstream Related Employee. Within the past 90 days, the CNP Midstream Entities have not taken an action that constitutes a “mass layoff,” “mass termination” or “plant closing” at any CNP Midstream Entity facility where CNP Midstream Related Employees work within the meaning of the Workers Adjustment and Retraining Notification Act (WARN) or any comparable state Law.

(k) No act, omission or transaction has occurred that would result, directly or indirectly, in imposition on any CNP Midstream Entity of (i) liability under ERISA for a breach of fiduciary duty, (ii) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (iii) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, in each case which would reasonably be expected to have a CNP Midstream Material Adverse Effect.

(l) Except as set forth in Section 3.15(l) of the CNP Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall require any payments of money or other property or provision of benefits or other rights to any employee, officer or director of any CNP Midstream Entity to be either subject to an excise tax or an additional tax under Section 4999 or 409A of the Code, regardless of whether some other subsequent action or event would be required to cause such payment or benefit to be triggered. The execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any CNP Plan or Employment Agreement of the CNP Midstream Entities that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, grant of additional service credits, distribution, or increase in benefits or obligations to fund benefits with respect to any such CNP Plan or Employment Agreement.

There is no agreement, plan, contract or arrangement by which any CNP Midstream Entity is bound to compensate or otherwise “gross up” any person for any state, local or federal taxes due or imposed on such person for any reason in respect of any CNP Plan or Employment Agreement of the CNP Midstream Entities or the benefits payable thereunder, including taxes, penalties or interest imposed, or otherwise due, pursuant to Sections 409A or 4999 of the Code.

(m) As to any CNP Plan that is subject to Title IV of ERISA, there has been no event or condition which presents the material risk of plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code (as each was in effect prior to 2008) has been incurred, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation section 4043.1 et seq., promulgated by the PBGC, have not been waived) has occurred and no failure to satisfy the minimum funding standards (as required by Section 302 of ERISA or Section 412 of the Code, as each is in effect after 2007), has occurred, whether or not waived, no notice of intent to terminate the plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the plan, no liability to the PBGC has been incurred (other than for premium payments paid on a timely basis), and there are no restrictions on the payment or accrual of benefits under Section 436 of the Code and no such plan is in “at risk” status for the current plan year under Section 430(i) of the Code.

(n) With respect to any Employee Benefit Plan that is not listed in Section 3.15(b) of the CNP Disclosure Schedule but that is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to, by CNP, any ERISA Affiliate of CNP, any CNP Midstream Entity or any ERISA Affiliate of any CNP Midstream Entity, (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (ii) no liability to the PBGC has been incurred by CNP or any such ERISA Affiliate, which liability has not been satisfied, (iii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code (as each was in effect prior to 2008) has been incurred and no failure to satisfy the minimum funding standards (as required by Section 302 of ERISA or Section 412 of the Code, as each is in effect after 2007) has occurred, whether or not waived, (iv) all contributions (including installments) to such plan required by Sections 302 or 303 of ERISA and Sections 412 or 430 of the Code have been timely made and (v) no circumstances exist or in the future could exist that could subject any CNP Midstream Entity or, after the consummation of the transactions contemplated by this Agreement, Opco LP or any of its Subsidiaries or ERISA Affiliates, to any liability, including without limitation, any Tax or penalty under ERISA or the Code.

(o) No circumstance exists or future circumstance could reasonably be expected to arise that would lead any CNP Midstream Entity or, after the transactions contemplated by this Agreement, Opco LP, to incur any liability under Title IV of ERISA or suffer the imposition of any Encumbrance on any of their assets with respect to liabilities relating to any CNP Plan or any employee benefit plan subject to Title IV of ERISA that was sponsored, maintained or contributed to by (i) CNP, (ii) an ERISA Affiliate of CNP or (iii) any ERISA Affiliate of any CNP Midstream Entity or to which any of them had an obligation to contribute.

3.16 Books and Records. Complete copies of the minute books of the CNP Midstream Entities for 2011, 2012 and 2013 have been made available to outside counsel and other advisors to OGE. All of such minute books contain true and correct copies of all actions taken at all meetings of the board of directors, members or managers, as the case may be, of each of the CNP Midstream Entities, as applicable, and all written consents executed in lieu of such meetings.

3.17 No Changes or Material Adverse Effects. Except as disclosed in Section 3.17 of the CNP Disclosure Schedule,

(a) Between December 31, 2012 and the Execution Date, the Business of the CNP Midstream Entities, taken as a whole, has been conducted in the ordinary course consistent with past practice, and none of the CNP Midstream Entities has taken any of the actions prohibited by Section 6.1(b), except in connection with entering into this Agreement.

(b) Subsequent to December 31, 2012, there has not been any change, event or occurrence that has had or would reasonably be expected to have a CNP Midstream Material Adverse Effect.

3.18 Regulation. Neither CNP nor any of the CNP Midstream Entities is, nor following the consummation of the transactions contemplated by this Agreement will CNP or any of the CNP Midstream Entities be, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.19 Energy Regulatory Matters.

(a) Each of CEGT, MRT and SESH is a “natural-gas company” as that term is defined in Section 2 of the Natural Gas Act of 1938 (the “Natural Gas Act”). Except for CEGT, MRT and SESH, none of the CNP Midstream Entities is a “natural-gas company” as that term is defined in Section 2 of the Natural Gas Act. Except for CEGT, MRT, SESH and CenterPoint Energy – Illinois Gas Transmission Company, LLC (“CEIGT”), none of the CNP Midstream Entities has operated or provided services in a manner that would subject it to FERC jurisdiction over rates and terms of service pursuant to the Natural Gas Act or the Natural Gas Policy Act of 1978 (the “NGPA”). Each of CEGT, MRT, SESH and CEIGT is in compliance in all material respects with the applicable provisions of the Natural Gas Act, the NGPA, the rules and regulations promulgated by FERC pursuant to the Natural Gas Act and the NGPA, the terms and conditions of any and all tariffs, the provisions of any and all statements of operating conditions, and any and all orders and authorizations issued by FERC, in each case as applicable to CEGT, MRT, SESH and CEIGT. No approval by FERC under the Natural Gas Act or the NGPA is required in connection with the execution and delivery of this Agreement by CNP or the consummation of the transactions contemplated hereby. Except as disclosed in Section 3.19(a) of the CNP Disclosure Schedule, the Form No. 2 Annual Reports filed by any of CEGT, MRT and SESH with FERC for the years ended December 31, 2012 and December 31, 2011 were true and correct in all material respects as of the dates thereof.

(b) Except as disclosed in Section 3.19(b) of the CNP Disclosure Schedule and except for general industry proceedings, including audits or reviews of individual companies arising from general industry rulemaking proceedings, there are no pending or, to CNP’s Knowledge, threatened FERC administrative or regulatory proceedings, including without limitation any rate proceeding under Section 4 or Section 5 of the Natural Gas Act or any Natural Gas Act Section 7 certificate proceedings, investigations, complaints, audits or show cause proceedings under the Natural Gas Act or the NGPA to which any of the CNP Midstream Entities is a party that would reasonably be expected to have a CNP Midstream Material Adverse Effect.

(c) Each of the CNP Midstream Entities is in compliance in all material respects with the applicable provisions of the Pipeline Safety Improvement Act of 2002, the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006, and the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 and the regulations of the U.S. Department of Transportation, Pipeline and Hazardous Materials Safety Administration and of any State Regulatory Authority promulgated thereunder.

(d) Except as disclosed in Section 3.19(d) of the CNP Disclosure Schedule and except for general non-discrimination and open access obligations, no CNP Midstream Entity is subject to regulation by any State Regulatory Authority as a public utility and neither the rates nor the terms of service offered by any of the CNP Midstream Entities is subject to regulation by any State Regulatory Authority. No approval by any State Regulatory Authority is required in connection with the execution and delivery of this agreement by CNP or the consummation of the transactions contemplated herein.

3.20 State Takeover Laws. No approvals are required under state takeover or similar Laws in connection with the performance by CNP of its obligations under this Agreement.

3.21 Bankruptcy. No bankruptcy, reorganization or arrangement proceedings are pending against, being contemplated by, or to Knowledge of CNP, threatened against any CNP Midstream Entity.

3.22 Opinions of Financial Advisors. The Board of Directors of CNP has received the opinion of Moelis & Company, dated as of March 8, 2013, to the effect that, subject to the assumptions, qualifications and limitations in the opinion, the ownership ratio of CNP contemplated by the transactions contemplated by this Agreement is fair, from a financial point of view, to CNP.

3.23 Brokers’ Fees. None of CNP, CERC or any of the CNP Midstream Entities, nor any of their respective officers or directors, has incurred any liability on behalf of any CNP Midstream Entity, OGE, the Bronco Group or any Enogex Entity for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement.

3.24 Investment Intent. CNP and its relevant Subsidiaries, including CERC, are acquiring Opco LP Common Units and GP Membership Interests to be issued pursuant to Article II for investment for their own account and not with a view to, or for sale in connection with, any distribution thereof. CNP and each such Subsidiary (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Opco LP Common Units and GP Membership Interests and is capable of bearing the economic risks of such investment. CNP and its relevant Subsidiaries are aware that the GP Membership Interests have not been registered, and will not be registered after the Closing, under the Securities Act or under any state or foreign securities Laws.

3.25 Certain Business Relationships between CNP and its Affiliates. Except as set forth in Section 3.25 of the CNP Disclosure Schedule, (a) neither CNP nor any of its Subsidiaries (excluding the CNP Midstream Entities) has been involved in any material business arrangement or relationship with the CNP Midstream Entities within the past two years, (b) neither CNP nor any of its Subsidiaries (excluding the CNP Midstream Entities) owns any material asset, tangible or intangible, that is used in CNP Midstream Entities’ business and (c) neither CNP nor any of its Subsidiaries (excluding the CNP Midstream Entities) is a party to any material contract, commitment or agreement (whether written or oral) with any CNP Midstream Entity or relating to the business of the CNP Midstream Entities.

3.26 Limitation of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, CNP IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE SECURITIES OF ANY OF THE CNP MIDSTREAM ENTITIES, OR THE BUSINESS, ASSETS, OR LIABILITIES OF ANY CNP MIDSTREAM ENTITY, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF OGE

Except as disclosed in the OGE/Bronco Group Disclosure Schedule, OGE hereby represents and warrants to CNP and the Bronco Group as follows (to the extent any representations and warranties cover Atoka Midstream LLC, such representation and warranty with respect to Atoka Midstream LLC is given to the Knowledge of OGE):

4.1 Organization; Qualification.

(a) Each of OGE and each Enogex Entity has been duly formed and is validly existing and in good standing as a corporation or limited liability company, as applicable, under the Law of its jurisdiction of formation with all requisite corporate or limited liability company, as applicable, power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except in each case where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect. Each of OGE and each Enogex Entity is duly qualified and in good standing to do business as a foreign corporation or foreign limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect.

(b) Section 4.1(b) of the OGE/Bronco Group Disclosure Schedule sets forth a true and complete list of each of the Enogex Entities, together with (i) the nature of the legal organization of such Person, (ii) the jurisdiction of formation of such Person, (iii) the name of each Enogex Entity that owns beneficially or of record any equity or similar interest in such Person and (iv) the percentage interest owned by OGE or each such Enogex Entity in such Person, in each case as of the Execution Date and after giving effect to the EH Contribution Agreement.

(c) Each of OGE and the Enogex Entities has heretofore made available to CNP complete and correct copies of its Governing Documents.

4.2 Authority; No Violation; Consents and Approvals. OGE has all requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by OGE of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of OGE, and no other corporate or other organizational proceeding on the part of OGE or any Affiliate thereof is necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by OGE and, assuming the due authorization, execution and delivery hereof by CNP and the Bronco Group, constitutes a legal, valid and binding agreement of OGE, enforceable against OGE in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). Except as disclosed in Section 4.2 of the OGE/Bronco Group Disclosure Schedule, for matters expressly contemplated by this Agreement and matters described in clauses (b), (c), (d) or (e) below that would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect, neither the execution and delivery by OGE of this Agreement, nor the consummation by OGE, OGEH or any of the Enogex Entities of the transactions contemplated hereby, including the execution and delivery of the Transaction Documents to which such entities are party on or prior to the Closing Date, and the performance by OGE and its applicable Subsidiaries of this Agreement or such other Transaction Documents, will (a) violate or conflict with any provision of the Governing Documents of OGE, OGEH or any of the Enogex Entities; (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity; (c) require any consent or approval of any counterparty to, or result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any agreement or instrument to which OGE or any of its Subsidiaries, including any of the Enogex Entities, is a party or by or to which any of their properties are bound; (d) result in the creation of an Encumbrance upon or require the sale of or give any Person the right to acquire any of the assets of OGE or any of its Subsidiaries, including any of the Enogex Entities, or restrict, hinder, impair or limit the ability of OGE or any of its Subsidiaries, including any of the Enogex Entities, to carry on their businesses as and where they are being carried on as of the Execution Date; or (e) violate or conflict with any Law applicable to OGE or any of its Subsidiaries, including any of the Enogex Entities.

4.3 Capitalization; Enogex Holdings Activities.

(a) OGE owns 100% of the outstanding membership interests of OGEH, which membership interests have been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of OGEH and are fully paid and non-assessable. OGE owns such membership interests of OGEH free and clear of any Encumbrances. Except for the membership interests owned by OGE, there are no other outstanding equity interests of OGEH.

(b) As of the Execution Date, OGEH owns 79.92% of the outstanding membership interests of Enogex Holdings, which membership interests have been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of Enogex Holdings and are fully paid and non-assessable. OGEH owns such membership interests of Enogex Holdings free and clear of any Encumbrances. Immediately prior to the Closing, and as a result of OGEH, Enogex Holdings and EH II consummating the transactions contemplated by the EH Contribution Agreement and OGE (or its designated Affiliates) and the Bronco Group paying off certain outstanding borrowings under the Enogex Short Term Facilities as provided in Section 6.7(a)(ii), OGEH will own (i) 100% of the EH Management Units of EH II and (ii) 76.0% of the EH Economic Units of EH II, which membership interests will be duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of EH II and will be fully paid and non-assessable. OGEH will own such membership interests of EH II free and clear of any Encumbrances.

(c) As of the Execution Date and except as set forth in Section 4.3(c) of the OGE/Bronco Group Disclosure Schedule, all of the outstanding equity interests of each Subsidiary of Enogex Holdings (i) have been duly authorized and validly issued and (ii) are owned 100% directly or indirectly by Enogex Holdings, free and clear of any Encumbrances. As of the Execution Date, there are no Subsidiaries of Enogex Holdings other than those set forth in Section 4.3(c) of the OGE/Bronco Group Disclosure Schedule. Except as set forth in Section 4.3(c) of the OGE/Bronco Group Disclosure Schedule, immediately prior to the Closing, and as a result of OGEH, Enogex Holdings and EH II consummating the transactions contemplated by the EH Contribution Agreement, all of the outstanding equity interests of each Subsidiary of EH II (i) will be duly authorized and validly issued and (ii) will be owned 100% directly or indirectly by EH II, free and clear of any Encumbrances.

(d) Except pursuant to their Governing Documents and as contemplated by this Agreement or set forth in Section 4.3(d) of the OGE/Bronco Group Disclosure Schedule, (i) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating the Enogex Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of the Enogex Entities; (ii) there are no outstanding securities or obligations of any kind of any of the Enogex Entities that are convertible into or exercisable or exchangeable for any equity interest in any of the Enogex Entities, and none of the Enogex Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are not outstanding any equity appreciation rights, phantom equity, profit sharing or similar rights, agreements, arrangements or commitments based on the value of the equity, book value, income or any other attribute of any of the Enogex Entities; (iv) there are no outstanding bonds, debentures or other evidence of indebtedness of any of OGE or any of its Subsidiaries, including the Enogex Entities, having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests in any of the Enogex Entities on any matter; and (v) there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which OGE or any of its Subsidiaries, including the Enogex Entities, is a party or by which any of their securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the Enogex Entities.

(e) Except as set forth in Section 4.3(e) of the OGE/Bronco Group Disclosure Schedule and except with respect to the ownership of any equity or long-term debt securities between or among the Enogex Entities, none of the Enogex Entities owns, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

(f) Enogex Holdings was formed by OGEH and the Bronco Group solely for the purpose of holding the limited liability company membership interests in Enogex LLC. Enogex Holdings has not engaged in any business or activities prior to the Effective Date and will not engage in any business or activities prior to consummation of the transactions contemplated by the EH Contribution Agreement. As of the Execution Date and prior to consummation of the transactions contemplated by the EH Contribution Agreement on the Closing Date, Enogex Holdings has no assets or liabilities other than its ownership of the limited liability company membership interests of Enogex LLC.

4.4 Financial Statements. The financial statements of Enogex Holdings that are listed in Section 4.4 of the OGE/Bronco Group Disclosure Schedule (the “Enogex Financial Statements”), including all related notes and schedules, fairly present in all material respects the consolidated financial position of Enogex Holdings, as of the respective dates thereof, and the consolidated results of operations, cash flows and changes in members’ equity of Enogex Holdings for the periods indicated, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and subject in the case of interim financial statements to customary year-end adjustments, consistent with past practice.

4.5 Undisclosed Liabilities. Except as listed in Section 4.5 of the OGE/Bronco Group Disclosure Schedule, none of the Enogex Entities has any indebtedness or liability, absolute or contingent, that is of a nature required to be reflected on the consolidated balance sheet of Enogex Holdings or in the footnotes thereto, in each case prepared in conformity with GAAP, and that is not shown on or provided for in the Enogex Financial Statements other than (a) liabilities incurred or accrued in the ordinary course of business consistent with past practice since December 31, 2012 (other than any indebtedness for borrowed money), including liens for current Taxes and assessments not in default or (b) liabilities of the Enogex Entities that, individually or in the aggregate, are not material to the Enogex Entities, taken as a whole.

4.6 OGE SEC Reports and Compliance.

(a) Since December 31, 2011, all OGE SEC Reports have been filed with or furnished to the SEC. All OGE SEC Reports filed since December 31, 2011, to the extent they contained any information related to any Enogex Entity, (i) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations thereunder, as applicable, and (ii) as of its filing date in the case of any Exchange Act report or as of its effective date in the case of any Securities Act filing, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Except as set forth in Section 4.6(b) of the OGE/Bronco Group Disclosure Schedule, there are no material outstanding comments from, or material unresolved issues raised by, the SEC with respect to the OGE SEC Reports relating to any Enogex Entity. No enforcement action has been initiated against OGE by the Securities and Exchange Commission relating to disclosures contained in any OGE SEC Report relating to any Enogex Entity.

(c) To the extent related to any Enogex Entity, since December 31, 2011, (i) none of OGE, OGEH or any of the Enogex Entities has received any credible and material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of OGE or any of the Enogex Entities or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that OGE, OGEH or any of the Enogex Entities has engaged in questionable accounting or auditing practices, (ii) to the Knowledge of OGE, no officer or director of OGE, OGEH or any Enogex Entity has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of OGE, OGEH or any of the Enogex Entities or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that OGE, OGEH or any of the Enogex Entities has engaged in questionable accounting or auditing practices and (iii) to the Knowledge of OGE, no attorney representing OGE, OGEH or any of the Enogex Entities, regardless of whether employed thereby, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by OGE, OGEH or any of the Enogex Entities or any of their respective officers, directors, employees or agents, to the board of directors of OGE or OGEH or any committee thereof or to any director or officer of OGE or OGEH.

4.7 Compliance with Applicable Laws; Permits.

(a) Except as set forth in Section 4.7(a) of the OGE/Bronco Group Disclosure Schedule, (i) each of the Enogex Entities is in compliance with all applicable Laws, other than any noncompliance that would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect and (ii) neither OGE nor any of its Subsidiaries, including any Enogex Entity, has received any written communication since December 31, 2011 from a Governmental Entity that alleges that any Enogex Entity is not in compliance in any material respect with any applicable Laws that has not been resolved to the satisfaction of the Governmental Entity and that would reasonably be expected to be material to the Business of the Enogex Entities.

(b) Except as set forth in Section 4.7(b) of the OGE/Bronco Group Disclosure Schedule, the Enogex Entities are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and to lawfully carry on their businesses as they are now being conducted (collectively, the “Enogex Permits”), except where the failure to be in possession of such Enogex Permits would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect. None of the Enogex Entities is in conflict with, or in default or violation of, any of the Enogex Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect.

(c) Notwithstanding Sections 4.7(a) and 4.7(b), the representations made with respect to the Enogex Entities in this Section 4.7 shall not apply to any matters addressed in other representations contained in this Article IV, including representations with respect to environmental matters (which are provided for in Section 4.10), Tax matters (which are provided for in Section 4.14) and employment and benefit matters (which are provided for in Section 4.15).

4.8 Certain Contracts and Arrangements.

(a) Section 4.8(a) of the OGE/Bronco Group Disclosure Schedule sets forth a true and complete list, as of the Execution Date, of the following contracts, agreements or commitments (including currently effective amendments and modifications thereto) to which any of the Enogex Entities is a party, whether written or oral (collectively, the “Enogex Material Agreements”): (i) transportation agreements and gathering agreements involving payments to or from any Enogex Entity of at least $20,000,000 per year; (ii) processing agreements and natural gas purchase agreements involving net payments (i.e., after taking into account directly associated cost of goods or directly associated revenues from the sale of goods) to or from any Enogex Entity of at least $20,000,000 per year; (iii) construction, interconnect, and other services agreements in each case involving payments to or from any Enogex Entity in excess of $20,000,000 per year; (iv) contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes, lines of credit and similar documents in each case relating to the borrowing of money or for lines of credit, in any case for amounts in excess of $20,000,000 (other than contracts solely between or among the Enogex Entities and interest rate swap agreements); (v) swap, derivative, hedging, futures or other similar agreements or contracts that result in an aggregate exposure to any Enogex Entity in excess of $20,000,000; (vi) real property leases calling for payments by any of the Enogex Entities of amounts greater than $20,000,000 per year (other than rights-of-way and leases solely between or among the Enogex Entities); (vii) partnership or joint venture agreements (which do not include joint tariff or joint operating agreements); (viii) contracts limiting the ability of any of the Enogex Entities to compete in any line of business or with any Person or in any geographic area; (ix) contracts relating to any outstanding commitment for capital expenditures in excess of $50,000,000; (x) contracts with any labor union or organization; (xi) contracts not entered into in the ordinary course of the Business of the Enogex Entities other than those that are not material to the Business of the Enogex Entities; (xii) contracts that prohibit any Enogex Entity from making cash distributions in respect of its equity interests, other than restrictions in the Governing Documents of such entity; and (xiii) contracts, agreements or documents not otherwise disclosed in (i) – (xii) above that are currently in effect and to which any of the Enogex Entities or their properties are bound that are material to the Business or operations of the Enogex Entities taken as a whole.

(b) Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and provided that any indemnity, contribution and exoneration provisions contained in any such Enogex Material Agreement may be limited by applicable Laws and public policy, each of the Enogex Material Agreements (i) constitutes the legal, valid and binding obligation of the applicable Enogex Entity and constitutes the legal, valid and binding obligation of the other parties thereto, (ii) is in full force and effect as of the Execution Date and (iii) will be in full force and effect upon the consummation of the transactions contemplated by this Agreement, in each case unless the failure to be so would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect.

(c) There is not, to the Knowledge of OGE, under any Enogex Material Agreement, any default or event that, with notice or lapse of time or both, would reasonably be expected to constitute a default on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained or that would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect.

(d) True and complete copies of all Enogex Material Agreements have been delivered or made available to CNP by OGE to the extent permitted by applicable Law and the provisions of such agreements. To the extent permitted by applicable Law, all Enogex Material Agreements not so delivered or made available are listed and described in Section 4.8(d) of the OGE/Bronco Group Disclosure Schedule.

4.9 Legal Proceedings. Except as disclosed in Section 4.9 of the OGE/Bronco Group Disclosure Schedule or reflected in any OGE SEC Report filed and publicly available on or after December 31, 2011 and prior to the Execution Date, there are no pending, or, to the Knowledge of OGE, threatened, lawsuits or claims, with respect to which OGE or any of its Subsidiaries, including any of the Enogex Entities, have been contacted in writing by counsel for the plaintiff or claimant, against or affecting OGE or any of its Subsidiaries, including any of the Enogex Entities, or any of their properties, assets, operations or Business and that would, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect, none of OGE or any of its Subsidiaries, including any of the Enogex Entities, is a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its properties, assets, operations or Business. Except as would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect, there is no pending or, to the Knowledge of OGE, threatened investigation of or affecting OGE or any of its Subsidiaries, including any of the Enogex Entities, or any of their properties, assets, operations or Business by any Governmental Entity.

4.10 Environmental Matters. Except as reflected in any OGE SEC Report filed and publicly available on or after December 31, 2011 and prior to the Execution Date or the Enogex Financial Statements and except for any such matter that would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect:

(a) The operations of each of the Enogex Entities has been and, as of the Closing Date, will be, in compliance with all Environmental Laws;

(b) To the Knowledge of OGE, no circumstances exist with respect to the Business of the Enogex Entities that gives rise to an obligation by any Enogex Entity to investigate, remediate, monitor or otherwise address the presence on-site or offsite of any Hazardous Materials, except as currently being performed under applicable Law or permit requirements;

(c) Each of the Enogex Entities has obtained and will, as of the Closing Date, maintain in full force and effect, all permits, licenses and registrations, and has timely made and will, as of the Closing Date, timely make all filings, permit renewal applications, reports and notices required under applicable Environmental Law in connection with the operations of its business;

(d) None of the Enogex Entities is the subject of any outstanding written agreements (including consent orders and settlement agreements) with any Governmental Entity or other Person imposing liability or obligations with respect to any environmental matter;

(e) None of OGE or its Subsidiaries, including any Enogex Entities, has received any written communication from any Governmental Entity or other Person alleging, with respect to any such party, the violation of or liability under any Environmental Law by or of the Enogex Entities or requesting, with respect to the Enogex Entities, information with respect to an investigation pursuant to any Environmental Law; and

(f) To the Knowledge of OGE, there has been no Release of any Hazardous Material from or in connection with the properties or operations of the Enogex Entities that has not been adequately reserved for in the Enogex Financial Statements and that has resulted or could reasonably be expected to result in liability under Environmental Laws or a claim for damages or compensation by any Person.

4.11 Title to Properties and Rights of Way.

(a) Each of the Enogex Entities has defensible title to all material real property and good title to all material tangible personal property owned by the Enogex Entities and that is sufficient for the operation of their respective Businesses as presently conducted, free and clear of all Encumbrances except Permitted Encumbrances.

(b) Each of the Enogex Entities has Rights-of-Way as are sufficient to conduct its Business in the manner described, and subject to the limitations contained in Section 4.11(b) of the OGE/Bronco Group Disclosure Schedule, except for (i) qualifications, reservations and encumbrances as may be set forth in Section 4.11(b) of the OGE/Bronco Group Disclosure Schedule and (ii) such Rights-of-Way the absence of which would not, individually or in the aggregate, reasonably be expected to result in an Enogex Material Adverse Effect. Other than as set forth in Section 4.11(b) of the OGE/Bronco Group Disclosure Schedule, and subject to the limitations contained in Section 4.11(b) of the OGE/Bronco Group Disclosure Schedule, each of the Enogex Entities has fulfilled and performed all its material obligations with respect to such

Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not, individually or in the aggregate, reasonably be expected to result in an Enogex Material Adverse Effect; and, except as described in Section 4.11(b) of the OGE/Bronco Group Disclosure Schedule, none of such Rights-of-Way contains any restriction that is materially burdensome to the Enogex Entities, taken as a whole.

(c) Except as reflected in any OGE SEC Report filed and publicly available on or after December 31, 2011 and prior to the Execution Date, there are no pending proceedings or actions to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any of the material real property, except as would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect.

4.12 Sufficiency of Assets. Except as disclosed in Section 4.12 of the OGE/Bronco Group Disclosure Schedule, the assets of the Enogex Entities (as such term is used after giving effect to the consummation of the transactions contemplated by the EH Contribution Agreement) constitute all the material assets, the use or benefit of which are reasonably necessary for the operation of the Business of the Enogex Entities as currently conducted. As of the Closing and after giving effect to the consummation of the transactions contemplated by the EH Contribution Agreement, all of such assets, whether tangible or intangible, will be in the possession, or under the control, of the Enogex Entities.

4.13 Insurance. None of OGE or any of its Subsidiaries, including any of the Enogex Entities, has received any notice from any insurer or agent of such insurer that (a) substantial capital improvements or other expenditures will have to be made in order to continue any insurance policy or instrument pursuant to which any Enogex Entity is insured (an “Enogex Insurance Policy”) or (b) such insurer has cancelled or terminated or has initiated procedures to cancel or terminate any Enogex Insurance Policy. All such Enogex Insurance Policies are outstanding and duly in force on the Execution Date, and such policies or renewals thereof and will be outstanding and duly in force on the Closing Date in all material respects. The Enogex Entities are in compliance with the terms of all Enogex Insurance Policies in all material respects, and, except with respect to reservation of rights letters received from insurers in the ordinary course of business consistent with past practices, there are no material claims by OGE or any of its Subsidiaries, including any of the Enogex Entities, under any such Enogex Insurance Policy as to which any insurance company is denying liability or defending under a reservation of rights clause.

4.14 Tax Matters.

(a) Except as set forth in Section 4.14(a) of the OGE/Bronco Group Disclosure Schedule,

(i) each of the Enogex Entities has filed (or joined in the filing of) when due all material Tax Returns required by applicable Law to be filed by or with respect to it, has obtained all required Tax permits and licenses and has satisfied all registration requirements relating to Taxes;

(ii) all such Tax Returns were true correct and complete in all material respects as of the time of such filing;

(iii) except for Taxes being contested in good faith in appropriate proceedings for which adequate reserves have been provided, all material Taxes relating to periods ending on or before the Closing Date owed by any of the Enogex Entities (regardless of whether shown on any Tax Return) have been paid or will be timely paid;

(iv) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, any of the Enogex Entities in respect of any material Tax or material Tax assessment, nor has any claim for additional material Tax or material Tax assessment been asserted in writing or been proposed by any Tax authority;

(v) no written claim has been made by any Tax authority in a jurisdiction where any of the Enogex Entities does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing;

(vi) there is no outstanding request for any extension of time within which to pay any material Taxes or file any Tax returns with respect to any material Taxes of or with respect to any Enogex Entity;

(vii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of or with respect to any of the Enogex Entities;

(viii) none of the Enogex Entities has entered into any agreement or arrangement with any Tax authority that requires any Enogex Entity to take any action or refrain from taking any action;

(ix) none of the Enogex Entities is a party to any agreement, whether written or unwritten, providing for the payment of Taxes, Tax losses, entitlements to Tax refunds or similar Tax matters;

(x) each of the Enogex Entities has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;

(xi) OGE is not a “foreign person” within the meaning of Section 1445 of the Code and OGEH is an entity disregarded as separate from OGE for federal income tax purposes;

(xii) none of the Enogex Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than an Enogex Entity) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise;

(xiii) there are no Tax liens on any of the assets of the Enogex Entities, except for liens for Taxes not yet due;

(xiv) the Enogex Entities have not (i) participated in any listed transactions or any other reportable transaction within the meaning of Treasury Regulations Section 1.6011-4, or (ii) engaged in any transaction that gives rise to a registration obligation under Section 6111 of the Code or a list maintenance obligation under Section 6112 of the Code; and

(xv) the Enogex Entities have obtained and retained any and all resale sales tax exemption certificates or other documentation required to establish that all reported exempt sales by such entities are exempt from sales, transfer or similar taxes.

(b) None of the Enogex Entities is classified as a corporation for U.S. federal tax purposes.

4.15 Employment and Benefits Matters.

(a) Within ten Business Days after the Execution Date, OGE shall deliver to CNP a letter that sets forth complete and accurate lists of all the Enogex Related Employees and all the Enogex Independent Contractors, specifying whether they are Enogex Related Employees or Enogex Independent Contractors, their position, the entity by which they are employed or to which they provide services, annual salary, hourly wages or consulting or other independent contractor fees, as applicable, and bonus opportunities, date of hire (or entry into an independent contractor agreement), work location, length of service, together with a notation next to the name of any employee or independent contractor on such lists who is subject to any Employment Agreement or Collective Bargaining Agreement.

(b) Section 4.15(b) of the OGE/Bronco Group Disclosure Schedule sets forth a complete and accurate list of each Employee Benefit Plan (i) that is sponsored, maintained or contributed to by any Enogex Entity, or (ii) that any Affiliate or ERISA Affiliate of any Enogex Entity has sponsored, maintained or contributed to, or to which any such entity is obligated to contribute within six years of the Closing Date that covers or benefits any current or former Enogex Related Employees or Enogex Independent Contractors (each, an “Enogex Plan”). True, correct and complete copies of each such Enogex Plan and any related documents, including all amendments thereto, and any trust, insurance or other funding arrangement, have been furnished or made available to CNP. There has also been furnished or made available to CNP, with respect to each such Enogex Plan, the most recent summary plan description and summaries of material modifications thereto.

(c) Section 4.15(c) of the OGE/Bronco Group Disclosure Schedule sets forth a true and complete list of all Employment Agreements of the Enogex Entities. As of the Execution Date, there are no other agreements (other than enrollment or similar forms to commence participation or initiate or continue coverage in an Employee Benefit Plan or standard employment offer letters providing for only at-will employment issued by Enogex Entities) between any Enogex Entity and any natural person that provide for (i) participation in, coverage under or benefits from an Employee Benefit Plan, (ii) annual compensation in excess of $150,000 to such person or (iii) change of control, termination or severance payments in excess of $150,000 to such person. No Enogex Entity is subject to any legal, contractual, equitable, or other obligation or commitment (whether legally binding or not) to enter into an Employment Agreement, establish or contribute to an Employee Benefit Plan or modify (except to the extent required by applicable Law) any existing Employee Benefit Plan or Employment Agreement.

(d) Except as set forth in Section 4.15(d) of the OGE/Bronco Group Disclosure Schedule, no Enogex Entity and no ERISA Affiliate of an Enogex Entity maintains or has an obligation to contribute to, or has any obligation or liability (contingent, secondary or otherwise) to, based upon or arising out of, an Employee Benefit Plan that is (i) subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (ii) a plan of the type described in Section 4063 of ERISA or Section 413(c) of the Code, (iii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(e) Except as set forth in Section 4.15(e) of the OGE/Bronco Group Disclosure Schedule, the Enogex Plans (i) are and have been maintained (in form and in operation) in all material respects in accordance with their terms and with the applicable provisions of ERISA, the Code and all other applicable Laws, (ii) if intended to be qualified under Section 401(a) of the Code, (A) satisfy in all material respects in form the requirements of such Section except to the extent amendments are not required by Law to be made until a date after the Closing Date, (B) have received a favorable determination letter or, if applicable, a favorable opinion letter from the Internal Revenue Service regarding such qualified status in any material respect, (C) have not, since receipt of the most recent favorable determination letter or opinion letter, if applicable, been amended in a way that would adversely affect their qualified status and (D) have not been operated in a way that would adversely affect their qualified status, (iii) do not provide, and have not provided, any post-termination of employment welfare benefits or coverage, except as required under Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B (or similar state or local Law) and (iv) if they could be deemed “nonqualified deferred compensation arrangements” under Section 409A of the Code, are in good faith compliance with such section and the applicable regulations and authoritative guidance issued thereunder or are exempt from the requirements of such section and have not been materially modified at any time after October 3, 2004.

(f) The Enogex Entities are, and have been, in compliance with all applicable Laws relating to the employment of labor, including all such applicable Laws relating to employee relations, affirmative action, employee leave rights, disability laws, immigration, plant closings or mass layoffs, labor or arbitration, whistle blower claims, wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation or other federal or state employment or labor law, common law requirements, local ordinances or regulations, other than any noncompliance that would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect, no strikes, labor disputes, slow downs, sit downs, work stoppages, interruptions of work, picketing or handbilling, lockouts, arbitrations, grievances, unfair labor practice charges or other labor disputes are pending or, to the Knowledge of OGE, threatened with respect to any of the Enogex Related Employees, and no such activity has occurred at any time during the last five years. Except as would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect, none of the Enogex Entities is subject to a current unresolved judicial administrative determination that it has engaged in an unfair labor practice in connection with the

Enogex Related Employees and no Enogex Entity has received notice of any pending NLRB proceeding with respect to any Enogex Related Employees. Except as set forth in Section 4.15(f) of the OGE/Bronco Group Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect, no pending grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been received by Enogex Entities with respect to the Enogex Related Employees. To the Knowledge of OGE and except as would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect, all Enogex Related Employees are lawfully authorized to work in the United States according to federal immigration laws.

(g) Each Enogex Plan sponsored or maintained by an Enogex Entity can be unilaterally amended or terminated at any time by an Enogex Entity without liability other than liability for benefits accrued to the date of such amendment or termination pursuant to the terms of the plan.

(h) No Enogex Entity is a party to a Collective Bargaining Agreement. No Enogex Entity has agreed to recognize any union or other collective bargaining representative. No union or other collective bargaining representative has been certified as the exclusive collective bargaining representative of any of the Enogex Related Employees. To the Knowledge of OGE, no union or other collective bargaining representative claims to be the exclusive collective bargaining representative of any of the Enogex Related Employees. No union organizational campaign or representation petition is currently pending with respect to any of the Enogex Related Employees.

(i) All contributions or payments required to be made by an Enogex Entity to or with respect to any Enogex Plan have been timely made and all liabilities of an Enogex Entity with respect to any Enogex Plan are properly reflected in the Enogex Financial Statements in accordance with GAAP.

(j) There are no material actions, suits, or claims pending (other than routine claims for benefits) or, to the Knowledge of OGE, threatened against, or with respect to, any of the Enogex Plans or their assets or Employment Agreements of the Enogex Entities, nor is any such Enogex Plan or Employment Agreement under investigation or audit by any Governmental Entity. Except as set forth in Section 4.15(j) of the OGE/Bronco Group Disclosure Schedule, there are no material claims, lawsuits, petitions, charges, grievances, investigations, complaints, proceedings, suits, demands, actions or other matters (other than routine qualification determination filings) that are pending against the Enogex Entities before any Governmental Entity or arbitrator, or that have been asserted or threatened against the Enogex Entities, including those for: (i) wages, salaries, commissions, bonuses, vacation pay, severance or termination pay, sick pay or other compensation; (ii) employee benefits; (iii) any alleged unlawful, unfair, wrongful or discriminatory employment or labor practices; (iv) any alleged breach of contract or other claim arising under a collective bargaining or individual agreement or any other employment covenant whether express or implied; (v) any alleged violation of any statute, ordinance, contract or regulation relating to wages or hours of work; (vi) any alleged violation of occupation safety and health standards; or (vii) any alleged violation of plant closing and mass layoff, immigration, workers’ compensation, disability, unemployment compensation, whistleblower laws or other employment or labor relations Laws; and to the Knowledge of OGE, no basis therefor exists. To the extent that any Enogex Entity is obligated to develop and maintain an affirmative action plan, no discrimination claim, show cause notice, conciliation proceeding, sanction or debarment proceeding is pending with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state agency and no desk audit or onsite review is in progress with respect to any Enogex Related Employee. Within the past 90 days, the Enogex Entities have not taken an action that constitutes a “mass layoff,” “mass termination” or “plant closing” at any Enogex Entity facility where Enogex Related Employees work within the meaning of the Workers Adjustment and Retraining Notification Act (WARN) or any comparable state Law.

(k) No act, omission or transaction has occurred that would result, directly or indirectly, in imposition on any Enogex Entity of (i) liability under ERISA for a breach of fiduciary duty, (ii) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (iii) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, in each case which would reasonably be expected to have an Enogex Material Adverse Effect.

(l) Except as set forth in Section 4.15(l) of the OGE/Bronco Group Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall require any payments of money or other property or provision of benefits or other rights to any employee, officer or director of any Enogex Entity to be either subject to an excise tax or an additional tax under Section 4999 or 409A of the Code, regardless of whether some other subsequent action or event would be required to cause such payment or benefit to be triggered. The execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Enogex Plan or Employment Agreement of the Enogex Entities that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, grant of additional service credits, distribution, or increase in benefits or obligations to fund benefits with respect to any such Enogex Plan or Employment Agreement. There is no agreement, plan, contract or arrangement by which any Enogex Entity is bound to compensate or otherwise “gross up” any person for any state, local or federal taxes due or imposed on such person for any reason in respect of any Enogex Plan or Employment Agreement of the Enogex Entities or the benefits payable thereunder, including taxes, penalties or interest imposed, or otherwise due, pursuant to Sections 409A or 4999 of the Code.

(m) As to any Enogex Plan that is subject to Title IV of ERISA, there has been no event or condition which presents the material risk of plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code (as each was in effect prior to 2008) has been incurred, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation section 4043.1 et seq., promulgated by the PBGC, have not been waived) has occurred and no failure to satisfy the minimum funding standards (as required by Section 302 of ERISA or Section 412 of the Code, as each is in effect after 2007), has occurred, whether or not waived, no notice of intent to terminate the plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the plan, no liability to the PBGC has been incurred (other than for premium payments paid on a timely basis), and there are no restrictions on the payment or accrual of benefits under Section 436 of the Code and no such plan is in “at risk” status for the current plan year under Section 430(i) of the Code.

(n) With respect to any Employee Benefit Plan that is not listed in Section 4.15(b) of the OGE/Bronco Group Disclosure Schedule but that is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to, by OGE, any ERISA Affiliate of OGE, any Enogex Entity or any ERISA Affiliate of any Enogex Entity, (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (ii) no liability to the PBGC has been incurred by OGE or any such ERISA Affiliate, which liability has not been satisfied, (iii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code (as each was in effect prior to 2008) has been incurred and no failure to satisfy the minimum funding standards (as required by Section 302 of ERISA or Section 412 of the Code, as each is in effect after 2007) has occurred, whether or not waived, (iv) all contributions (including installments) to such plan required by Sections 302 or 303 of ERISA and Sections 412 or 430 of the Code have been timely made and (v) no circumstances exist or in the future could exist that could subject any Enogex Entity or, after the consummation of the transactions contemplated by this Agreement, Opco LP or any of its Subsidiaries or ERISA Affiliates, to any liability, including without limitation, any Tax or penalty under ERISA or the Code.

(o) No circumstance exists or future circumstance could reasonably be expected to arise that would lead any Enogex Entity or, after the transactions contemplated by this Agreement, Opco LP, to incur any liability under Title IV of ERISA or suffer the imposition of any Encumbrance on any of their assets with respect to liabilities relating to any Enogex Plan or any employee benefit plan subject to Title IV of ERISA that was sponsored, maintained or contributed to by (i) OGE, (ii) an ERISA Affiliate of OGE or (iii) any ERISA Affiliate of any Enogex Entity or to which any of them had an obligation to contribute.

4.16 Books and Records. Complete copies of the minute books of the Enogex Entities for 2011, 2012 and 2013 have been made available to outside counsel and other advisors to CNP. All of such minute books contain true and correct copies of all actions taken at all meetings of the board of directors, members or managers, as the case may be, of each of the Enogex Entities, as applicable, and all written consents executed in lieu of such meetings.

4.17 No Changes or Material Adverse Effects. Except as disclosed in Section 4.17 of the OGE/Bronco Group Disclosure Schedule,

(a) Between December 31, 2012 and the Execution Date, the Business of the Enogex Entities, taken as a whole, has been conducted in the ordinary course consistent with past practice, and none of the Enogex Entities has taken any of the actions prohibited by Section 6.1(b), except in connection with entering into this Agreement.

(b) Subsequent to December 31, 2012, there has not been any change, event or occurrence that has had or would reasonably be expected to have an Enogex Material Adverse Effect.

4.18 Regulation. Neither OGE nor any of the Enogex Entities is, nor following the consummation of the transactions contemplated by this Agreement will OGE, Enogex Holdings or any of the Enogex Entities be, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.19 Energy Regulatory Matters.

(a) None of the Enogex Entities is a “natural-gas company” under the Natural Gas Act and none of the Enogex Entities has operated or provided services in a manner that would subject it to FERC jurisdiction over rates and terms of service pursuant to the Natural Gas Act. With the exception of Enogex LLC, which provides intrastate natural gas transportation and storage services pursuant to Section 311 of the NGPA, none of the Enogex Entities has performed services, or is subject to regulation, under the NGPA.

(b) Each of the Enogex Entities is in compliance in all material respects with the applicable provisions of the Pipeline Safety Improvement Act of 2002, the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006, and the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 and the regulations of the U.S. Department of Transportation, Pipeline and Hazardous Materials Safety Administration and of any State Regulatory Authority promulgated thereunder.

(c) Except as indicated in Section 4.19(c) of the OGE/Bronco Group Disclosure Schedule and except for general non-discrimination and open access obligations, no Enogex Entity is subject to regulation by any State Regulatory Authority as a public utility and neither the rates nor the terms of service offered by any of the Enogex Entities is subject to regulation by any State Regulatory Authority. No approval by any State Regulatory Authority is required in connection with the execution and delivery of this agreement by OGE or the consummation of the transactions contemplated herein.

4.20 State Takeover Laws. No approvals are required under state takeover or similar Laws in connection with the performance by OGE of its obligations under this Agreement.

4.21 Bankruptcy. No bankruptcy, reorganization or arrangement proceedings are pending against, being contemplated by, or to Knowledge of OGE, threatened against any Enogex Entity.

4.22 Opinions of Financial Advisors. The Board of Directors of OGE has received the opinion of UBS Securities LLC, dated as of the Execution Date, to the effect that the transactions contemplated by this Agreement were fair, from a financial point of view, to OGE.

4.23 Brokers’ Fees. None of OGE, OGEH or any of the Enogex Entities, nor any of their respective officers or directors, has incurred any liability on behalf of any CNP Midstream Entity, CNP, the Bronco Group any Enogex Entity for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement.

4.24 Investment Intent. OGE and its relevant Subsidiaries, including OGEH, are acquiring Opco LP Common Units and GP Membership Interests to be issued to OGE pursuant to Article II for investment for their own account and not with a view to, or for sale in connection with, any distribution thereof. OGE and each such Subsidiary (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Opco LP Common Units and GP Membership Interests and is capable of bearing the economic risks of such investment. OGE and its relevant Subsidiaries are aware that the GP Membership Interests have not been registered, and will not be registered after the Closing, under the Securities Act or under any state or foreign securities Laws.

4.25 Certain Business Relationships between Enogex and its Affiliates. Except as set forth in Section 4.25 of the OGE/Bronco Group Disclosure Schedule, (a) neither OGE nor any of its Subsidiaries (excluding the Enogex Entities) has been involved in any material business arrangement or relationship with the Enogex Entities within the past two years, (b) neither OGE nor any of its Subsidiaries (excluding the Enogex Entities) owns any material asset, tangible or intangible, that is used in Enogex Entities’ business and (c) neither OGE nor any of its Subsidiaries (excluding the Enogex Entities) is a party to any material contract, commitment or agreement (whether written or oral) with any Enogex Entity or relating to the business of the Enogex Entities.

4.26 Limitation of Representations and Warranties.

(a) For purposes of any of the representations made by OGE with respect to Enogex Holdings in this Article IV (other than with respect to Section 4.4 and Section 4.5), such representations shall be deemed to have been made at the Execution Date but not as of the Closing.

(b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, OGE IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE MEMBERSHIP INTERESTS OF ANY OF THE ENOGEX ENTITIES, OR THE BUSINESS, ASSETS, OR LIABILITIES OF ANY ENOGEX GROUP ENTITY, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BRONCO GROUP

Except as disclosed in the OGE/Bronco Group Disclosure Schedule, the Bronco Group hereby represents and warrants to CNP and OGE as follows:

5.1 Organization; Qualification. Each of Bronco I and Bronco II has been duly formed and is validly existing and in good standing as a limited liability company under the Law of its jurisdiction of formation with all requisite limited liability company power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except in each case where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect. Each of Bronco I and Bronco II is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect.

5.2 Authority; No Violation; Consents and Approvals. The Bronco Group has all requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Bronco Group of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Bronco Group, and no other corporate or other organizational proceeding on the part of the Bronco Group or any Affiliate thereof is necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Bronco Group and, assuming the due authorization, execution and delivery hereof by CNP and OGE, constitutes a legal, valid and binding agreement of the Bronco Group, enforceable against the Bronco Group in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). Except as disclosed in Section 4.2 of the OGE/Bronco Group Disclosure Schedule, for matters expressly contemplated by this Agreement and matters described in clauses (b), (c), (d) or (e) below that would not, individually or in the aggregate, reasonably be expected to have an Enogex Material Adverse Effect, neither the execution and delivery by the Bronco Group of this Agreement, nor the consummation by the Bronco Group or Enogex Holdings of the transactions contemplated hereby, including the execution and delivery of the Transaction Documents to which any member of the Bronco Group or Enogex Holdings is party on or prior to the Closing Date, and the performance by the Bronco Group and Enogex Holdings of this Agreement or such other Transaction Documents, will (a) violate or conflict with any provision of the Governing Documents of the Bronco Group or Enogex Holdings; (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity; (c) require any consent or approval of any counterparty to, or result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any agreement or instrument to which the Bronco Group or Enogex Holdings, is a party or by or to which any of their properties are bound; (d) result in the creation of an Encumbrance upon or require the sale of or give any Person the right to acquire any of the assets of the Bronco Group or Enogex Holdings, or restrict, hinder, impair or limit the ability of the Bronco Group or Enogex Holdings to carry on their businesses as and where they are being carried on as of the Execution Date; or (e) violate or conflict with any Law applicable to the Bronco Group or Enogex Holdings.

5.3 Capitalization.

(a) As of the Execution Date, the Bronco Group owns 20.08% of the outstanding membership interests of Enogex Holdings, which membership interests have been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of Enogex Holdings and are fully paid and non-assessable. The Bronco Group owns such membership interests of Enogex Holdings free and clear of any Encumbrances. Immediately prior to the Closing, and as a result of OGEH, Enogex Holdings and EH II consummating the transactions contemplated by the EH Contribution Agreement, the Bronco Group will own 100% of the outstanding membership interests of Enogex Holdings, which membership interests will be duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of Enogex Holdings and will be fully paid and non-assessable. The Bronco Group will own such membership interests of Enogex Holdings free and clear of any Encumbrances.

(b) Immediately prior to the Closing, and as a result of OGEH, Enogex Holdings and EH II consummating the transactions contemplated by the EH Contribution Agreement and OGE (or its designated Affiliates) and the Bronco Group paying off certain outstanding borrowings under the Enogex Short Term Facilities as provided in Section 6.7(a)(ii), Enogex Holdings will own, 24.0% of the EH Economic Units in EH II, which membership interests will be duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of EH II and will be fully paid and non-assessable. Enogex Holdings will own such membership interests of EH II free and clear of any Encumbrances.

(c) Except as contemplated by this Agreement or set forth in Section 4.3(d) of the OGE/Bronco Group Disclosure Schedule, (i) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating the Bronco Group or Enogex Holdings to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of the Enogex Entities; (ii) there are no outstanding securities or obligations of any kind of any of the Bronco Group or Enogex Holdings, that are convertible into or exercisable or exchangeable for any equity interest in any of the Enogex Entities; (iii) there are no outstanding bonds, debentures or other evidence of indebtedness of any of the Bronco Group or Enogex Holdings, having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests in any of the Enogex Entities on any matter; and (iv) there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which the Bronco Group or Enogex Holdings is a party or by which any of their securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the Enogex Entities.

(d) Enogex Holdings was formed by OGEH and the Bronco Group solely for the purpose of holding the limited liability company membership interests in Enogex LLC. After giving effect to the consummation of the transactions contemplated by the EH Contribution Agreement on the Closing Date, Enogex Holdings will have no assets or liabilities other than its ownership of certain limited liability company membership interests of EH II.

5.4 Brokers’ Fees. Neither Bronco I and Bronco II, nor any of their respective officers or directors, has incurred any liability on behalf of any CNP Midstream Entity, CNP, OGE or any Enogex Entity for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement.

5.5 Investment Intent. At the Closing, Enogex Holdings is acquiring Opco LP Common Units to be issued to Enogex Holdings pursuant to Article II for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. At the Closing, Enogex Holdings (either alone or together with its advisors) will have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Opco LP Common Units and is capable of bearing the economic risks of such investment.

5.6 Limitation of Representations and Warranties.

(a) For purposes of any of the representations made by the Bronco Group with respect to Enogex Holdings pursuant to this Article V, such representations shall not be deemed to have been made as of the Execution Date but shall only be deemed to have been made prospectively as of the time immediately following consummation of the transactions contemplated by, and pursuant to the terms and conditions (including the assumption of liabilities by EH II) of, the EH Contribution Agreement.

(b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE V, THE BRONCO GROUP IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE MEMBERSHIP INTERESTS OF ANY OF THE ENOGEX ENTITIES, OR THE BUSINESS, ASSETS, OR LIABILITIES OF ANY ENOGEX GROUP ENTITY, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

ARTICLE VI

ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

6.1 Conduct of Business. Except (i) as set forth in the last sentence of Section 6.1(b) or as otherwise contemplated by this Agreement, (ii) as otherwise required by Law or Environmental Law or ERISA or (iii) as set forth in Section 6.1 of the CNP Disclosure Schedule or in Section 6.1 of the OGE/Bronco Group Disclosure Schedule, without the prior written consent of all of the other Parties (which consent will not be unreasonably withheld, delayed or conditioned), each of CNP and OGE agree that from the Execution Date through the Closing Date:

(a) Each of CNP and OGE, with respect to the business of its Consolidated Group, shall, except as otherwise permitted under this Section 6.1, (i) conduct the business of such Consolidated Group in the ordinary course consistent with past practices, (ii) use commercially reasonable efforts to preserve intact the present business organizations and material rights and franchises of such Consolidated Group, to keep available the services of the CNP Midstream Related Employees and CNP Independent Contractors or the Enogex Related Employees and Enogex Independent Contractors, as applicable, and the current officers and employees of such Consolidated Group, and to preserve the material relationships of such Consolidated Group with customers, suppliers and others having business dealings with them and (iii) maintain and keep the material properties and assets of such Consolidated Group in as good repair and condition, including any material insurance coverage thereon, as at the Execution Date, subject to ordinary wear and tear.

(b) Without limiting the generality of Section 6.1(a), except as otherwise contemplated by this Agreement, each of CNP and OGE, with respect to the business of its Consolidated Group, will not, and agrees that it will cause its respective Consolidated Group not to:

(i) make any material change in the conduct of its Business;

(ii) make any change in its Consolidated Group’s Governing Documents;

(iii) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any of its equity securities or securities convertible into its equity securities, or subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating it to issue any such securities;

(iv) declare, set aside or pay any distributions in respect of its equity securities, or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, any of its equity securities;

(v) merge into or with any other Person (other than (A) mergers among wholly owned Subsidiaries of the same Person, (B) mergers between any CNP Midstream Entity and its wholly owned Subsidiaries, (C) mergers between any Enogex Entity and its wholly owned Subsidiaries or (D) as permitted by clause (vi));

(vi) acquire, through merger, consolidation or otherwise, all or substantially all of the business or assets of any Person, or acquire any interest in or contribute any assets to any partnership or joint venture or enter into any similar arrangement for consideration in excess of $50,000,000 individually or $100,000,000 in the aggregate;

(vii) (A) except as permitted by exclusions under other clauses of this Section 6.1(b), other than in the ordinary course of business consistent with past practices, enter into any material contract or agreement or terminate or amend in any material respect any material contract or agreement to which it is a party or waive any material rights under any material contract or agreement to which it is a party, (B) with respect to OGE and its Consolidated Group, enter into any contract, agreement or commitment between OGE, its Subsidiaries (excluding the Enogex Entities) or the Bronco Entities, on the one hand, and the Enogex Entities, on the other hand, or terminate or waive any existing right or claim by the Enogex Entities against OGE or any of its Subsidiaries (excluding the Enogex Entities), or (C) with respect to CNP and its Consolidated Group, enter into any contract, agreement or commitment between CNP and its Subsidiaries (excluding the CNP Midstream Entities), on the one hand, and the CNP Midstream Entities, on the other hand, or terminate or waive any existing right or claim by the CNP Midstream Entities against CNP or any of its Subsidiaries (excluding the CNP Midstream Entities);

(viii) purchase any securities of or make any investment in any Person (other than (A) ordinary-course overnight investments consistent with cash management practices of such Party, (B) investments in wholly owned Subsidiaries, (C) purchases and investments in addition to those contemplated by (A) and (B) of this clause (viii) up to an aggregate amount of $10,000,000 for each Party and (D) as permitted pursuant to clause (vi));

(ix) incur, assume or guarantee any indebtedness for borrowed money, issue, assume or guarantee any debt securities, grant any option, warrant or right to purchase any debt securities, or issue any securities convertible into or exchangeable for any debt securities, other than (A) in connection with working capital borrowings in the ordinary course of business consistent with past practices by any member of its Consolidated Group under its existing bank credit facilities or any refinancing thereof, (B) intercompany debt solely between members of the Consolidated Group for existing projects under development, (C) as credit support in the ordinary course of business consistent with past practices by any member of its Consolidated Group for any wholly owned Subsidiary of any member of such Consolidated Group and (D) acquisitions and capital expenditures permitted by this Section 6.1(b), provided that such Party shall provide prior written notice to the other Party of any such borrowing that is in excess of $50,000,000 individually or $100,000,000 in the aggregate;

(x) (A) sell, assign, transfer, abandon, lease or otherwise dispose of assets having a fair market value in excess of $20,000,000 in the aggregate, except for (1) natural gas, natural gas liquids, oil, condensate and other hydrocarbon sales in the ordinary course of business consistent with past practices and (2) dispositions of inventory or worn-out or obsolete equipment for fair value in the ordinary course of business consistent with past practices or (B) other than Permitted Encumbrances, grant any security interest with respect to, pledge or otherwise encumber any assets, other than security interests granted after the Execution Date (1) with respect to assets acquired after the Execution Date (which acquisition is otherwise permitted by this Agreement), pursuant to related financing arrangements (which financing arrangements are otherwise permitted by this Agreement), (2) with respect to assets already owned prior to the Execution Date, pursuant to the requirements of existing financial arrangements or (3) pursuant to financing arrangements entered into after the Execution Date in accordance with Section 6.1(b)(ix);

(xi) (A) settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assesses damages in excess of $10,000,000 (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), to the extent reserved against in the CERC Financial Statements or the Enogex Financial Statements, as applicable, or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would reasonably be expected to have a CNP Midstream Material Adverse Effect or an Enogex Material Adverse Effect, as applicable;

(xii) except as required on an emergency basis or for the safety of persons or the environment, make any capital expenditure in excess of $50,000,000 in the aggregate (other than as permitted by clause (vi));

(xiii) make any material change in its tax methods, principles or elections;

(xiv) make any material change to its financial reporting and accounting methods other than as required by a change in GAAP or a change in Law;

(xv) fail to file on a timely basis all applications and other documents necessary to maintain, renew or extend any material permit, license, variance or any other material approval required by any Governmental Entity for the continuing operation of its business;

(xvi) (A) grant any increases in the compensation of any of its officers, employees or independent contractors, except in the ordinary course of business consistent with past practices, (B) amend any collective bargaining agreement or other contract with any labor union or organization or any existing employment or severance or termination contract with any officer, employee or independent contractor, (C) become obligated under any new pension plan, welfare plan, multiemployer plan, Employee Benefit Plan, severance plan, change of control or other benefit arrangement or similar plan or arrangement, or (D) except as required by applicable Law, amend or take any action with respect to any Employee Benefit Plan of any CNP Midstream Entity or any Enogex Entity, as applicable, if such amendment would have the effect of enhancing any benefits thereunder, including acceleration of vesting and waiver of performance criteria;

(xvii) adopt or vote to adopt a plan of complete or partial dissolution or liquidation;

(xviii) make any material change to its officers’ and directors’ liability insurance as existing on the Execution Date; or

(xix) agree or commit to do any of the foregoing.

Notwithstanding any provision in this Section 6.1 to the contrary, to the extent that they relate to CNP, on the one hand, or OGE, on the other hand, the restrictions set forth in this Section 6.1 shall apply only to the business, operations, agreements, indebtedness and securities of the CNP Midstream Entities or the Enogex Entities, respectively, and shall not apply to the business, operations, agreements, indebtedness and securities of, or otherwise restrict the activities of, CNP or any of its Subsidiaries (other than the CNP Midstream Entities) or OGE or any of its Subsidiaries (other than the Enogex Entities), and the restrictions set forth in this Section 6.1 (other than as set forth in Section 6.1(b)(vii)(B) and (C)) shall not apply to the business, operations, agreements, indebtedness and securities of, or otherwise restrict the activities of, the Bronco Group or any of its Subsidiaries (other than, to the extent they may be Subsidiaries of the Bronco Group, the Enogex Entities).

(c) Notification of Certain Events. From the Execution Date until the Closing Date, each Party shall promptly notify the other Parties in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any representation or warranty of the notifying Party contained in this Agreement to be inaccurate in any material respect as of the Closing Date (or, in the case of any representation or warranty made as of a specified date, as of such specified date), (ii) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied on or prior to the

Closing Date, (iii) any change, event or occurrence that has had or could reasonably be expected to have a CNP Midstream Material Adverse Effect or Enogex Material Adverse Effect, as applicable, and (iv) any material breach by the notifying Party of any covenant, obligation or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.1(c) shall not limit or otherwise affect the remedies available hereunder to the notified Parties or the conditions set forth in Article VII.

6.2 Access to Information; Confidentiality.

(a) Subject to Section 6.2(b) and applicable Laws, upon reasonable notice, each of CNP and OGE shall (and shall cause its Consolidated Group to) afford the officers, employees, counsel, accountants and other authorized representatives and advisors of the requesting Party reasonable access, during normal business hours from the Execution Date until the Closing Date, to the properties, books, contracts and records as well as to their management personnel of its Consolidated Group and, to the extent related to the ownership, management or operations of the Consolidated Group, of such Party; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the disclosing Party and its Consolidated Group provided, further, that the requesting Party shall not (i) contact clients, customers or suppliers of the disclosing Party (or its Consolidated Group) with respect to the transactions contemplated hereby without the prior written consent of the disclosing Party (which consent shall not be unreasonably withheld, conditioned or delayed) or (ii) perform invasive or subsurface investigations of the real property owned by the disclosing Party or its Subsidiaries. The disclosing Party shall have a right to have a representative present at all times of any inspections, interviews and examinations conducted at or in the offices or other facilities or properties of the disclosing Party or its Subsidiaries. To the fullest extent permitted by Law, the disclosing Party shall not be responsible or liable to the requesting Party for injuries sustained by the requesting Party’s officers, employees, counsel, accountants and other representatives and advisors in connection with the access provided pursuant to this Section 6.2(a), and shall be indemnified and held harmless by the requesting Party for any losses suffered by the disclosing Party or its officers, employees, counsel, accountants or representatives in connection with any such injuries, including personal injury, death or physical property damage. THIS INDEMNIFICATION IS EXPRESSLY INTENDED TO APPLY NOTWITHSTANDING ANY NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY ON THE PART OF THE DISCLOSING PARTY, EXCEPTING ONLY INJURIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE DISCLOSING PARTY.

(b) Each of CNP and OGE acknowledge that certain information received pursuant to Section 6.2(a) will be non-public or proprietary in nature and as such will be deemed to be “Confidential Information” for purposes of the Confidentiality Agreement. Each of CNP and OGE further agrees to be bound by the terms and conditions of the Confidentiality Agreement (except that the term of the Confidentiality Agreement shall be two years from the Execution Date) and to maintain the confidentiality of such Confidential Information in accordance with the Confidentiality Agreement.

(c) The Bronco Group acknowledges that certain information received pursuant to Section 6.2(a) will be non-public or proprietary in nature and as such will be deemed to be

“Confidential Information” for purposes hereof. The Bronco Group shall hold in strict confidence any Confidential Information it receives and may not disclose any Confidential Information to any Person other than another Party, except for disclosures (i) to comply with any Laws (including applicable stock exchange or quotation system requirements), (ii) to the Bronco Group and its Affiliates, and its and their respective officers, directors, employees, agents, advisers or representatives, but only if the recipients of such information have agreed to be bound by confidentiality provisions that are no less stringent than those set forth in this Section 6.2(c), (iii) of information that the Bronco Group has received from a source independent of such Party and that the Bronco Group reasonably believes such source obtained without breach of any obligation of confidentiality, (iv) to existing and prospective lenders, existing and prospective investors, attorneys, accountants, consultants and other representatives of the Bronco Group with a need to know such information (including a need to know for the Bronco Group’s own purposes), provided, however, that the Bronco Group shall be responsible for such representatives’ use and disclosure of any such information, (v) of public information, or (vi) in connection with any proposed “transfer” (as defined in the Opco Partnership Agreement) of Bronco’s “Units” (as defined in the Opco Partnership Agreement), to Persons to which such interest may be transferred as permitted by the Opco Partnership Agreement, but only if the recipients of such information have agreed in writing to be bound by confidentiality provisions that are no less stringent than those set forth in this Section 6.2(c).

6.3 Certain Filings.

(a) As promptly as practicable following the Execution Date (and in any event no later than 10 Business Days following the Execution Date), (a) the Parties shall, to the extent required, (i) make their required respective filings under the HSR Act with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, which filings will include a request for early termination of any applicable waiting period, (ii) after such filings are made, make any other required submissions under the HSR Act, (iii) use all reasonable efforts to cooperate with one another in making all such filings that are required or advisable and timely seeking all such consents, permits, authorizations, approvals or HSR Clearance and (iv) use all reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby and (b) the Parties hereto shall make all required filings or applications necessary to obtain any consents required to be obtained from the FCC in connection with the transactions contemplated by this Agreement.

(b) Notwithstanding the foregoing or any other provision of this Agreement, in no event will any Party or any of their respective Affiliates be required to enter into or offer to enter into any divestiture, hold-separate, business limitation or similar agreement or undertaking in connection with this Agreement or the transactions contemplated by this Agreement that could reasonably be expected to result in a CNP Midstream Material Adverse Effect or an Enogex Material Adverse Effect, as applicable.

(c) The Parties agree that the net proceeds received or to be received by any Party from any sale, divestiture, conveyance or similar arrangement or transaction, in each case taken in order to satisfy any condition or otherwise obtain HSR Clearance, of any particular asset, business or part of an asset or business that is required under this Agreement to be contributed to Opco LP shall (i) if consummated prior to the Closing, be held for the benefit of Opco LP and contributed to Opco LP in connection with the Closing or (ii) if consummated after the Closing, be paid to, or retained by, as applicable, Opco LP.

(d) Subject to Section 6.3(b), CNP, OGE and the Bronco Group shall cooperate fully with respect to any filing, submission or communication with a Governmental Entity having jurisdiction over the transactions contemplated by this Agreement. Such cooperation shall, to the extent permitted by applicable Law, include each Party: (i) providing, in the case of oral communications with a Governmental Entity, advance notice to the other Parties of any such communication and an opportunity for the other Parties to participate to the extent practicable; (ii) providing, in the case of written communications, other than the HSR filing itself or other written communications containing confidential or competitively sensitive information concerning such Party or its Affiliates or the transactions contemplated by this Agreement, an opportunity for the other Parties to comment on any such communication and providing the other Parties with a final copy of all such communications subject to restrictions pursuant to relevant antitrust or competition Laws on the sharing of certain information; and (iii) complying promptly with any request for information from a Governmental Entity (including an additional request for information and documentary material).

6.4 Reasonable Efforts; Further Assurances. From and after the Execution Date, upon the terms and subject to the conditions hereof, each of the Parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable; provided, however, that the matters contemplated in Section 6.5 shall be governed by Section 6.5 and this Section 6.4 shall not apply thereto. Without limiting the foregoing but subject to the other terms of this Agreement, the Parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

6.5 Credit Facilities.

(a) Each of CNP and OGE shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate a revolving credit facility (the “Revolving Credit Facility”) and a term loan facility (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Credit Facilities”) for the benefit of Opco LP, in each case as described on Annex A. Each of the Parties agrees to cause Opco LP immediately prior to the Closing to use $1.05 billion of borrowings under the Term Loan Facility to repay intercompany debt to CERC (the “Repayment”). Each of the Parties hereto acknowledges and agrees that (i) neither CNP nor OGE is required to accept financing terms materially less favorable to Opco LP than those terms described on Annex A or that discriminate between CNP and OGE, (ii) the arrangement and consummation of the Revolving Credit Facility shall not be a condition to Closing the transactions contemplated by this Agreement and (iii) the arrangement and consummation of the Term Loan Facility and the Repayment shall be a condition to Closing the transactions contemplated by this Agreement. The Bronco Group shall be included in any applicable working group list with respect to the Credit Facilities and will be given notice of, and an opportunity to participate in, all material discussions between CNP, OGE and/or any Affiliate of CNP or OGE and any lender, agent or other third party regarding the arrangement and consummation of, and other material matters related to, the Credit Facilities.

(b) Each of CNP and OGE shall use commercially reasonable efforts to cooperate, and shall use commercially reasonable efforts to cause its respective officers, employees and advisors, including legal and accounting personnel, to cooperate, with such other Party and its officers, employees and advisors, including legal and accounting personnel, and with prospective lenders, financial advisors, underwriters and initial purchasers as reasonably requested by such other Party in connection with the arrangement of the Credit Facilities, including (i) using commercially reasonable efforts to participate in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, (ii) using commercially reasonable efforts to assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Credit Facilities, (iii) executing and delivering any commitment letters, agreements to pay fees and expenses, customary certificates, legal opinions or documents as may be reasonably requested by the prospective lenders, initial purchasers or underwriters involved in the Credit Facilities, (iv) using commercially reasonable efforts to furnish prospective sources of the Credit Facilities, including initial purchasers or underwriters, as promptly as practicable with financial and other pertinent information regarding the CNP Midstream Entities or the Enogex Entities, as applicable, as may be reasonably requested by such prospective lenders, initial purchasers or underwriters, including quarterly and annual consolidated and consolidating financial statements of the CNP Midstream Entities or the Enogex Entities, as applicable, prepared in accordance with GAAP (except, in the case of quarterly financial statements, for the absence of footnotes and subject to normal year-end adjustments), and all other financial statements and financial data of the type reasonably required by such prospective lenders, initial purchasers or underwriters, (v) using commercially reasonable efforts to obtain accountants’ comfort letters, consents, landlord, bailee or warehousemen waivers or letters, insurance endorsements, intercreditor agreements if applicable, legal opinions, surveys, title insurance and other third party agreements or deliverables as reasonably requested by any prospective lenders, initial purchasers or underwriters, (vi) taking all actions reasonably necessary to facilitate the due diligence conducted by prospective lenders, initial purchasers or underwriters and (vii) causing Opco LP to enter into one or more customary and reasonable credit or other agreements or indentures on terms not materially less favorable to Opco LP than those described on Annex A. Any information provided by CNP or OGE in connection with seeking the Credit Facilities shall be prepared in good faith and shall be free of any material misstatements or omissions.

(c) Notwithstanding anything to the contrary in this Agreement, (i) CNP shall be responsible for all structuring, underwriting, arrangement and upfront fees associated with obtaining the Term Loan Facility that are payable upon the closing of the Term Loan Facility and

(ii) Opco LP shall be responsible for (A) all ticking fees or commitment fees associated with obtaining commitments to the Term Loan Facility, (B) all upfront, arrangement and commitment fees associated with obtaining the Revolving Credit Facility and (C) all out-of-pocket expenses of the initial lenders and lead arrangers under the Credit Facilities incurred in connection with the Credit Facilities (provided that, if the Closing does not occur and the Credit Facilities are not obtained, each of CNP and Enogex LLC shall be responsible, severally and not jointly, for 50% of all of the fees and expenses referred to in this clause (ii)). Except as set forth in the immediately preceding sentence, none of CNP, OGE or the Bronco Group or any of their Affiliates (other than Opco LP and its Subsidiaries) will be obligated to pay or reimburse Opco LP for any fees or expenses with respect to the Credit Facilities.

6.6 Conversions, Mergers and Reorganizations. Prior to Closing, CNP may cause any or all of the CNP Midstream Entities treated as corporations for federal income tax purposes to be merged or converted into Delaware limited liability companies, treated as disregarded entities for federal income tax purposes.

6.7 Additional Debt Matters.

(a) Enogex Holdings Debt Matters.

(i) Prior to Closing, OGE (or its designated Affiliates) will cause the outstanding borrowings under the Enogex Short Term Facilities to consist of the following (the “Pre-Closing Enogex Short Term Fundings”):

(A) $24.5 million; plus

(B) to the extent exceeding the aggregate amount of cash flows from operations (excluding interest payments and net increases in working capital) and cash flows from asset dispositions of Enogex LLC and its Subsidiaries during the Test Period, the following amounts:

(I) any funding to meet any net increases in working capital incurred during the Test Period by Enogex LLC, its Subsidiaries or with respect to their interest in Atoka Midstream LLC;

(II) any capital expenditures incurred during the Test Period at Enogex LLC, its Subsidiaries or with respect to their interest in Atoka Midstream LLC; and

(III) interest accrued and paid during the Test Period under the Enogex Term Loan, the Enogex Senior Notes and, to the extent they are due to Pre-Closing Enogex Short Term Fundings, the Enogex Short Term Facilities;

provided, however, that the Pre-Closing Enogex Short Term Fundings shall not include any dividends or distributions to the members of Enogex LLC (although the Parties acknowledge that certain required distributions will be made by Enogex Holdings in accordance with Section 6.1(b)(iv) of the OGE/Bronco Group Disclosure Schedule), repayments of intercompany notes by Enogex LLC or interest payments required on the Enogex Short Term Facilities that are not due to Pre-Closing Enogex Short Term Fundings, including interest accrued for any period prior to January 1, 2013.

(ii) At or prior to the Closing, the Bronco Group shall pay down $107,000,000 of debt under the Enogex Short Term Facilities, and OGE (or its designated Affiliates) shall pay down any other amounts other than the Pre-Closing Enogex Short Term Fundings.

(iii) No less than 15 days prior to the Closing Date, OGE will deliver to CNP and the Bronco Group a schedule providing its estimate of the balance that will be outstanding under the Enogex Short Term Facilities as of Closing itemizing the Pre-Closing Enogex Short Term Fundings and the amount of borrowings under the Enogex Short Term Facilities proposed to be paid by OGE and the Bronco Group prior to Closing, together with reasonable supporting documentation for any amounts on such schedule. No less than five days prior to the Closing Date, OGE will deliver to CNP and the Bronco Group a schedule updating its prior estimate of the balance that will be outstanding under the Enogex Short Term Facilities as of Closing itemizing the Pre-Closing Enogex Short Term Fundings and the amount of borrowings under the Enogex Short Term Facilities proposed to be paid by OGE and the Bronco Group prior to Closing to the extent such amount has changed, together with reasonable supporting documentation for any amounts on such schedule. On the Business Day immediately prior to the Closing Date, OGE will deliver to CNP and the Bronco Group a schedule with the final balance that will be outstanding under the Enogex Short Term Facilities as of Closing itemizing the Pre-Closing Enogex Short Term Fundings and the amount of borrowings under the Enogex Short Term Facilities proposed to be paid by OGE and the Bronco Group prior to Closing to the extent such amount has changed (the amount that will be outstanding under the Enogex Short Term Facilities as of Closing minus the amount proposed to be paid by OGE and the Bronco Group prior to Closing is referred to as the “Enogex Short Term Funding Amount”), together with reasonable supporting documentation for any amounts on such schedule. If the Revolving Credit Facility has been consummated at Closing, each of the Parties agrees to cause Opco LP to pay the Enogex Short Term Funding Amount in connection with the Closing using borrowings under the Revolving Credit Facility. If the Revolving Credit Facility has not been consummated at Closing, each of the Parties agrees that the OGE Internal Cash Management Facility balance of the Enogex Short Term Facilities shall be transferred to the Enogex Revolving Credit Facility at Closing, and, upon consummation of the Revolving Credit Facility, each of the Parties agrees to cause Opco LP to pay and retire the Enogex Revolving Credit Facility in full.

(b) CERC Debt Matters. No less than 15 days prior to the Closing Date, CNP (or its designated Affiliates) will deliver to OGE and the Bronco Group a schedule of the following (the “Pre-Closing CNP Midstream Debt Fundings”) and reasonable supporting documents for any amounts on such schedule:

(i) to the extent exceeding the aggregate amount of CNP’s share of cash flows from operations (excluding interest payments and net increases in working capital) and cash flows from asset dispositions of the CNP Midstream Entities during the Test Period, CNP’s share of the following amounts:

(A) any funding to meet any net increases in working capital incurred during the Test Period by the CNP Midstream Entities;

(B) any capital expenditures incurred during the Test Period at the CNP Midstream Entities; and

(C) interest accrued and paid during the Test Period under the Intercompany Notes and interest that would have accrued during the Test Period under the Deemed Term Loan had it been outstanding;

provided, however, that the Pre-Closing CNP Midstream Debt Fundings shall not include any interest payments required on any indebtedness that is not Pre-Closing CNP Midstream Debt Fundings.

(ii) No less than five days prior to the Closing Date, CNP will deliver to OGE and the Bronco Group a schedule updating its prior estimate of the Pre-Closing CNP Midstream Debt Fundings to the extent such amount has changed, together with reasonable supporting documentation for any amounts on such schedule. On the Business Day immediately prior to the Closing Date, CNP will deliver to OGE and the Bronco Group a schedule with the final amount of the Pre-Closing CNP Midstream Debt Fundings (the “CNP Midstream Debt Funding Amount”). If the Revolving Credit Facility has been consummated at Closing, each of the Parties agrees to cause Opco LP to pay CERC the CNP Midstream Debt Funding Amount immediately after the Closing using borrowings under the Revolving Credit Facility. If the Revolving Credit Facility has not been consummated at Closing, each of the Parties agrees to cause Opco LP (A) to enter into a promissory note to CERC in the form attached as Annex C in the amount of the CNP Midstream Debt Funding Amount and (B) to pay the note in full upon the consummation of the Revolving Credit Facility.

(c) CenterPoint Midstream Entity Debt Matters. Prior to Closing, CNP will cause CEFS to (i) amend and restate in substantially the form of the CERC Intercompany Notes the following intercompany promissory notes: (A) the Promissory Note by CEFS payable to CenterPoint Energy Resources Finance, Inc., dated July 31, 2012, (B) the Amended and Restated Promissory Note by CEFS payable to CenterPoint Energy Service Company, LLC, dated June 25, 2012, and (C) the Promissory Note by CenterPoint Energy Gas Processing, Inc. payable to CenterPoint Energy Resources Finance, Inc., dated July 31, 2012 (collectively, the “Intercompany Notes”) and (ii) assume the note referenced in clause (C) above. Such Intercompany Notes shall be in a principal outstanding amount of no more than $362,720,000 in the aggregate.

(d) Debt of CNP Midstream Entities, Enogex LLC and their Subsidiaries Immediately after the Closing. The Parties acknowledge that, immediately after the Closing, Enogex LLC and the CNP Midstream Entities will be obligated to the following outstanding indebtedness:

(i) Enogex LLC:

(A) If the Revolving Credit Facility has been consummated, (1) the Enogex Term Loan with an outstanding principal balance of $250 million and (2) the Enogex Senior Notes in the aggregate principal amount of $450 million; and

(B) If the Revolving Credit Facility has not been consummated, (1) the Enogex Term Loan with an outstanding principal balance of $250 million, (2) the Enogex Senior Notes in the aggregate principal amount of $450 million and (3) the Enogex Revolving Credit Facility.

(ii) CNP Midstream Entities. The Intercompany Notes and the Term Loan Facility, and if the Revolving Credit Facility has not been consummated, the promissory note to CERC in the form attached as Annex C.

6.8 SESH Interest Contribution. Prior to the Closing, CNP shall use its reasonable best efforts to obtain (a) a consent from Spectra Energy Southeast Supply Header, LLC (“Spectra”) under the Limited Liability Company Agreement of Southeast Supply Header Pipeline, LLC, dated June 26, 2006, as amended and restated to date (the “SESH LLC Agreement”) to permit SEPH to transfer to Opco LP a 49.9% interest in SESH immediately prior to the Closing in accordance with the CERC Contribution Agreement (the “Spectra Consent”) and (b) a waiver from Spectra of any applicable preferential purchase rights of Spectra that may arise after the Closing Date; provided, however, that the Parties agree that CNP’s indirect interest in SESH will be contributed to Opco LP as more particularly set forth on Annex B.

6.9 Tax Elections.

(a) On or before the Closing Date, OGE shall cause OGEH to make an election described in Treasury Regulations Section 301.7701-3 to be classified as an association for federal income tax purposes effective as of the beginning of (or before) the Closing Date.

(b) OGE and the Bronco Group shall cause Enogex Holdings (i) to make an election described in Section 754 of the Code effective for the taxable period of Enogex Holdings that includes the Closing Date and (ii) elect to use the remedial method under Treasury Regulations Section 1.704-3(d) as to all of Enogex Holdings’ assets that are subject to Section 704(c) of the Code or reverse Section 704(c) allocations within the meaning of Treasury Regulations Section 1.704-3(a)(6).

6.10 Tax Sharing Agreement. On or before the Closing Date, (a) CNP, OGE, and Opco LP shall enter into a customary tax sharing agreement, substantially in the form attached hereto as Exhibit M (“Opco LP Tax Sharing Agreement”), allocating responsibility for state income and franchise taxes attributable to the operations of Opco LP and its subsidiaries and (b) CNP, OGE, and New GP LLC shall enter into a customary tax sharing agreement, substantially in the form attached hereto as Exhibit N (“New GP Tax Sharing Agreement”), allocating responsibility for state income and franchise taxes attributable to the operations of New GP LLC and its subsidiaries.

6.11 Opco LP Name. Prior to Closing, CEFS will cause Articles of Amendment to be filed with the Secretary of State of the State of Delaware to change the legal name of CEFS to a name mutually agreed by CNP and OGE; provided, that the Bronco Group shall be given notice of, and an opportunity to participate in, all material discussions between CNP and OGE regarding the new name of CEFS.

6.12 No Public Announcement. On the Execution Date, the Parties hereto shall issue a joint press release with respect to the execution of this Agreement, which press release shall be in the form heretofore agreed by the Parties. The Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Parties agree that all formal employee communication programs or announcements with respect to the transactions contemplated by this Agreement shall be in forms mutually agreed to by CNP and OGE (such agreement not to be unreasonably withheld, conditioned or delayed); provided, however, that no further mutual agreement shall be required with respect to any such programs or announcements that are consistent with prior programs or announcements made in compliance with this Section 6.12.

6.13 Brokerage Arrangements. Except as expressly contemplated by this Agreement, no Party shall enter into any brokerage agreement or other arrangement, whether orally or in writing, regarding any debt or equity financing of Opco LP, including any public offering of any of the securities of Opco LP or any of its Subsidiaries, without the express written consent of CNP and OGE.

6.14 Expenses. Except as otherwise provided in this Agreement, regardless of whether the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the Party hereto incurring such expenses; provided, however, that each of CNP and OGE shall pay 50% of the fees and expenses of NERA Economic Consulting, the economic consultant engaged by CNP with respect to the transactions contemplated by this Agreement.

6.15 Control of Other Parties’ Businesses. Nothing contained in this Agreement will give CNP, directly or indirectly, the right to control or direct the operations of OGE, the Bronco Group or any of the Enogex Entities prior to the Closing Date. Nothing contained in this Agreement will give OGE or the Bronco Group, directly or indirectly, the right to control or direct the operations of CNP or any of the CNP Midstream Entities prior to the Closing Date. Prior to the Closing Date, each of CNP, OGE and the Bronco Group will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place CNP, OGE or the Bronco Group in violation of any rule, regulation or policy of any Governmental Entity or applicable Law.

6.16 Credit Rating. Each Party will use commercially reasonable efforts to implement the transactions contemplated by this Agreement in order to best position Opco LP to keep the capital structure and ratios in line with comparable investment grade companies; provided, however, that nothing herein shall obligate a Party to provide credit support to Opco LP, whether in the form of a guarantee of indebtedness, capital commitment or other similar arrangement.

6.17 Insurance. Each of CNP and OGE shall use commercially reasonable efforts to agree upon a program of insurance for Opco LP and its Subsidiaries and to take or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause Opco LP or its Subsidiaries to obtain such program of insurance, effective as of the Closing.

6.18 Consent to Transactions. Each Party to this Agreement hereby consents to and approves of the transactions contemplated by this Agreement, including entry into the Transaction Documents and other agreements and arrangements contemplated hereby and consummation of the transactions contemplated thereby.

6.19 Selection of Chief Executive Officer. Prior to the Closing, CNP and OGE shall use commercially reasonable efforts to mutually select the individual to be appointed by the Board of Directors as the initial Chief Executive Officer of New GP LLC; provided, however, that the Bronco Group Representative shall be entitled to participate in the hiring process for the initial Chief Executive Officer of New GP.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to Each Party’s Obligations. The obligation of the Parties hereto to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a Party by such Party:

(a) Approvals. The applicable waiting periods under the HSR Act shall have expired or been terminated (including any extended waiting period arising as a result of a request for additional information), and the Parties shall have received all consents required to be obtained from the FCC in connection with the transactions contemplated by this Agreement. The Parties hereto shall have received all third party and governmental consents and approvals set forth on Schedule 7.1(a).

(b) No Governmental Restraint. No order, decree or injunction of any Governmental Entity shall be in effect, and no Law or Environmental Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement, and no action, proceeding or investigation by any Governmental Entity with respect to the transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the transactions contemplated by this Agreement or to impose any material restrictions or requirements thereon or on CNP, OGE or the Bronco Group with respect thereto.

7.2 Conditions to CNP’s Obligations. The obligation of CNP to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by CNP (in its sole discretion):

(a) Representations and Warranties of OGE; Performance. (i) The representations and warranties of OGE set forth in Article IV (other than those set forth in Section 4.3 and Section 4.17(b) and subject to the limitations set forth in Section 4.26(a)) shall be true and correct in all respects as of the Execution Date and as of the Closing as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except for such failures to be true and correct (ignoring and disregarding all Materiality Requirements set forth therein) that would not, individually or when aggregated with other such inaccuracies of representations or warranties, reasonably be expected to have an Enogex Material Adverse Effect, (ii) the representations and warranties of OGE set forth in Section 4.3 shall be true and correct in all respects as of the Execution Date and as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for de minimis inaccuracies, (iii) the representations and warranties of OGE set forth in Section 4.17(b) shall be true and correct in all respects as of the Execution Date and as of the Closing as if remade on the date thereof; (iv) OGE shall have performed (or caused to have been performed) all covenants required of OGE, OGEH or any Enogex Entity by this Agreement as of the Closing and (v) a senior executive officer of OGE shall have furnished to CNP at the Closing a certificate to such effect.

(b) Representations and Warranties of the Bronco Group; Performance. (i) The representations and warranties of the Bronco Group set forth in Article V (other than those set forth in Section 5.3 and subject to the limitations set forth in Section 5.6(a)) shall be true and correct in all respects as of the Execution Date and as of the Closing as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except for such failures to be true and correct (ignoring and disregarding all Materiality Requirements set forth therein) that would not, individually or when aggregated with other such inaccuracies of representations or warranties, reasonably be expected to have an Enogex Material Adverse Effect, (ii) the representations and warranties of the Bronco Group set forth in Section 5.3 shall be true and correct in all respects as of the Execution Date and as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for de minimis inaccuracies, (iii) the Bronco Group shall have performed (or caused to have been performed) all covenants required of it by this Agreement as of the Closing and (iv) the Bronco Group Representative shall have furnished to CNP at the Closing a certificate to such effect.

(c) EH II LLC Agreement. OGEH and Enogex Holdings shall have entered into the EH II LLC Agreement.

(d) EH Contribution Agreement. OGEH, Enogex Holdings and EH II shall have entered into the EH Contribution Agreement, and the transactions contemplated thereby shall have been consummated.

(e) Limited Liability Company Agreement of New GP LLC. OGEH shall have delivered to CNP an executed counterpart of the GP LLC Agreement.

(f) Partnership Agreement of Opco LP. OGEH and Enogex Holdings shall each have delivered to CNP an executed counterpart of the Opco Partnership Agreement.

(g) Registration Rights Agreement. OGEH, Enogex Holdings and Opco LP shall each have delivered to CNP an executed counterpart of the Registration Rights Agreement.

(h) Omnibus Agreement. OGE, Enogex Holdings and Opco LP shall each have delivered to CNP an executed counterpart of the Omnibus Agreement.

(i) FIRPTA Certificate. CERC shall have received certificates of OGEH and the Bronco Group meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2)(iv) and acceptable to CERC that neither OGEH nor the Bronco Group is a “foreign person” within the meaning of Section 1445 of the Code.

(j) OGE Services Agreement. OGE shall have delivered to CNP an executed counterpart of the OGE Services Agreement.

(k) Consents. The consents described in Section 7.2(k) of the CNP Disclosure Schedule shall have been received.

(l) OGE Transitional Seconding Agreement. OGE shall have delivered to CNP an executed counterpart of the OGE Transitional Seconding Agreement.

(m) Employee Transition Agreement. OGE shall have delivered to CNP an executed counterpart of the Employee Transition Agreement.

(n) Terminations. The agreements set forth in Section 7.2(n) of the OGE/Bronco Group Disclosure Schedule shall have been terminated.

(o) Term Loan Facility; Repayment. Each of Opco LP, the applicable subsidiaries of Opco LP required pursuant thereto and the respective lenders party thereto shall have executed and delivered the Term Loan Facility and the Repayment shall have occurred immediately prior to the Closing.

(p) Assignment. OGEH and Enogex Holdings shall have delivered to Opco LP and New GP LLC, as applicable, an executed counterpart of the Assignment.

(q) Opco Tax Sharing Agreement. OGE shall have delivered to CNP an executed counterpart of the Opco LP Tax Sharing Agreement.

(r) GP Tax Sharing Agreement. OGE shall have delivered to CNP an executed counterpart of the New GP LLC Tax Sharing Agreement.

7.3 Conditions to OGE’s Obligations. The obligation of OGE to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by OGE (in its sole discretion):

(a) Representations and Warranties of CNP; Performance. (i) The representations and warranties of CNP set forth in Article III (other than those set forth in Section 3.3 and Section 3.17(b)) shall be true and correct in all respects as of the Execution Date and as of the Closing as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except for such failures to be true and correct (ignoring and disregarding all Materiality Requirements set forth therein) that would not, individually or when aggregated with other such inaccuracies of representations or warranties, reasonably be expected to have a CNP Midstream Material Adverse Effect, (ii) the representations and warranties of CNP set forth in Section 3.3 shall be true and correct in all respects as of the Execution Date and as of the Closing as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for de minimis inaccuracies, (iii) the representations and warranties of CNP set forth in Section 3.17(b) shall be true and correct in all respects as of the Execution Date and as of the Closing as if remade on the date thereof; (iv) CNP shall have performed (or caused to have been performed) all covenants required of CNP, CERC or any CNP Midstream Entity by this Agreement as of the Closing and (v) a senior executive officer of CNP shall have furnished OGE at the Closing a certificate to such effect; provided, however, that any failure of the representations and warranties in Section 3.4(b) to be true and correct caused by information or an omission related to CERC’s businesses other than the CNP Midstream Entities shall be excluded from this condition.

(b) Representations and Warranties of the Bronco Group; Performance. (i) The representations and warranties of the Bronco Group set forth in Article V (other than those set forth in Section 5.3 and subject to the limitations set forth in Section 5.6(a)) shall be true and correct in all respects as of the Execution Date and as of the Closing as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except for such failures to be true and correct (ignoring and disregarding all Materiality Requirements set forth therein) that would not, individually or when aggregated with other such inaccuracies of representations or warranties, reasonably be expected to have an Enogex Material Adverse Effect, (ii) the representations and warranties of the Bronco Group set forth in Section 5.3 shall be true and correct in all respects as of the Execution Date and as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for de minimis inaccuracies, (iii) the Bronco Group shall have performed (or caused to have been performed) all covenants required of it by this Agreement as of the Closing and (iv) the Bronco Group Representative shall have furnished to OGE at the Closing a certificate to such effect.

(c) CERC Contribution Agreement. CERC and the CNP Midstream Entities shall have entered into the CERC Contribution Agreement, and the transactions contemplated thereby shall have been consummated.

(d) Formation of New GP LLC. The Certificate of Formation of New GP LLC shall have been filed with the Secretary of State of the State of Delaware in accordance with the Limited Liability Company Act of the State of Delaware.

(e) Conversion of CEFS. CEFS shall have been converted into a Delaware limited partnership with New GP LLC as its general partner, and the Certificate of Limited Partnership of the Opco LP shall have been filed with the Secretary of State of the State of Delaware in accordance with DRULPA.

(f) EH II LLC Agreement. Enogex Holdings shall have delivered to OGE an executed counterpart of the EH II LLC Agreement.

(g) Limited Liability Company Agreement of New GP LLC. CERC shall have delivered to OGE an executed counterpart of the GP LLC Agreement.

(h) Partnership Agreement of Opco LP. CERC and Enogex Holdings shall each have delivered to OGE an executed counterpart of the Opco Partnership Agreement.

(i) Registration Rights Agreement. CERC, Enogex Holdings and Opco LP shall each have delivered to OGE an executed counterpart of the Registration Rights Agreement.

(j) Omnibus Agreement. CNP, Enogex Holdings and Opco LP shall each have delivered to OGE an executed counterpart of the Omnibus Agreement.

(k) FIRPTA Certificate. OGE shall have received certificates of CERC and the Bronco Group meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2)(iv) and acceptable to OGE that neither CERC nor the Bronco Group is a “foreign person” within the meaning of Section 1445 of the Code.

(l) Resignation of Manager. The manager of CEFS shall tender to CEFS and Opco LP its resignation as such directors effective as of the Closing.

(m) CNP Services Agreement. CNP shall have delivered to OGE an executed counterpart of the CNP Services Agreement.

(n) Consents. The consents described in Section 7.2(k) of the CNP Disclosure Schedule shall have been received.

(o) CNP Transitional Seconding Agreement. CNP shall have delivered to OGE an executed counterpart of the CNP Transitional Seconding Agreement.

(p) Employee Transition Agreement. CNP shall have delivered to OGE an executed counterpart of the Employee Transition Agreement.

(q) Terminations. The agreements set forth in Section 7.3(q) of the CNP Disclosure Schedule shall have been terminated.

(r) Term Loan Facility; Repayment. Each of Opco LP, the applicable subsidiaries of Opco LP required pursuant thereto and the respective lenders party thereto shall have executed and delivered the Term Loan Facility and the Repayment shall have occurred immediately prior to the Closing.

(s) Assignment. Enogex Holdings shall have delivered to Opco LP and New GP LLC, as applicable, an executed counterpart of the Assignment.

(t) Opco Tax Sharing Agreement. CNP shall have delivered to OGE an executed counterpart of the Opco LP Tax Sharing Agreement.

(u) GP Tax Sharing Agreement. CNP shall have delivered to OGE an executed counterpart of the New GP LLC Tax Sharing Agreement.

7.4 Conditions to the Bronco Group’s Obligations. The obligation of the Bronco Group to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Bronco Group (in its sole discretion):

(a) Representations and Warranties of CNP; Performance. (i) The representations and warranties of CNP set forth in Article III (other than those set forth in Section 3.3 and Section 3.17(b)) shall be true and correct in all respects as of the Execution Date and as of the Closing as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for such failures to be true and correct (ignoring and disregarding all Materiality Requirements set forth therein) that would not, individually or when aggregated with other such inaccuracies of representations or warranties, reasonably be expected to have a CNP Midstream Material Adverse Effect, (ii) the representations and warranties of CNP set forth in Section 3.3 shall be true and correct in all respects as of the Execution Date and as of the Closing as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for de minimis inaccuracies, (iii) the representations and warranties of CNP set forth in Section 3.17(b) shall be true and correct in all respects as of the Execution Date and as of the Closing as if remade on the date thereof; (iv) CNP shall have performed (or caused to have been performed) all covenants required of CNP, CERC or any CNP Midstream Entity by this Agreement as of the Closing and (v) a senior executive officer of CNP shall have furnished to the Bronco Group at the Closing a certificate to such effect; provided, however, that any failure of the representations and warranties in Section 3.4(b) to be true and correct caused by information or an omission related to CERC’s businesses other than the CNP Midstream Entities shall be excluded from this condition.

(b) Representations and Warranties of OGE; Performance. (i) The representations and warranties of OGE set forth in Article IV (other than those set forth in Section 4.3 and Section 4.17(b) and subject to the limitations set forth in Section 4.26(a)) shall be true and correct in all respects as of the Execution Date and as of the Closing as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except for such failures to be true and correct (ignoring and disregarding all Materiality Requirements set forth therein) that would not, individually or when aggregated with other such inaccuracies of representations or warranties, reasonably be expected to have an Enogex Material Adverse Effect, (ii) the representations and warranties of OGE set forth in Section 4.3 shall be true and correct in all respects as of the Execution Date and as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for de minimis inaccuracies, (iii) the representations and warranties of OGE set forth in Section 4.17(b) shall be true and correct in all respects as of the Execution Date and as of the Closing, as if remade on the date thereof; (iv) OGE shall have performed (or caused to have been performed) all covenants required of OGE, OGEH or any Enogex Entity by this Agreement as of the Closing and (v) a senior executive officer of OGE shall have furnished to the Bronco Group at the Closing a certificate to such effect.

(c) CERC Contribution Agreement. CERC and CNP Midstream Entities shall have entered into the CERC Contribution Agreement, and the transactions contemplated thereby shall have been consummated.

(d) Formation of New GP LLC. The Certificate of Formation of New GP LLC shall have been filed with the Secretary of State of the State of Delaware in accordance with the Limited Liability Company Act of the State of Delaware.

(e) Conversion of CEFS. CEFS shall have been converted into a Delaware limited partnership with New GP LLC as its general partner, and the Certificate of Limited Partnership of the Opco LP shall have been filed with the Secretary of State of the State of Delaware in accordance with DRULPA.

(f) EH II LLC Agreement. OGEH shall have delivered to the Bronco Group an executed counterpart of the EH II LLC Agreement.

(g) EH Contribution Agreement. OGEH, Enogex Holdings and EH II shall each have delivered to the Bronco Group an executed counterpart of the EH Contribution Agreement, and the transactions contemplated thereby shall have been consummated.

(h) Partnership Agreement of Opco LP. CERC and OGEH shall each have delivered to the Bronco Group an executed counterpart of the Opco Partnership Agreement.

(i) Registration Rights Agreement. CERC, OGEH and Opco LP shall each have delivered to the Bronco Group an executed counterpart of the Registration Rights Agreement.

(j) Omnibus Agreement. CNP, OGE and Opco LP shall each have delivered to the Bronco Group an executed counterpart of the Omnibus Agreement.

(k) FIRPTA Certificate. The Bronco Group shall have received certificates of CERC and OGEH meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2)(iv) and acceptable to the Bronco Group that neither CERC nor OGEH is a “foreign person” within the meaning of Section 1445 of the Code.

(l) CNP Services Agreement. The CNP Services Agreement shall have been executed and delivered by all parties thereto.

(m) OGE Services Agreement. The OGE Services Agreement shall have been executed and delivered by all parties thereto.

(n) Consents. The consents described in Section 7.2(k) of the CNP Disclosure Schedule shall have been received.

(o) CNP Transitional Seconding Agreement. The CNP Transitional Seconding Agreement shall have been executed and delivered by all parties thereto.

(p) OGE Transitional Seconding Agreement. The OGE Transitional Seconding Agreement shall have been executed and delivered by all parties thereto.

(q) Employee Transition Agreement. The Employee Transition Agreement shall have been executed and delivered by all parties thereto.

(r) Terminations. The agreements set forth in Section 7.2(n) of the OGE/Bronco Group Disclosure Schedule and the agreements set forth in Section 7.3(q) of the CNP Disclosure Schedule shall have been terminated.

(s) Term Loan Facility; Repayment. Each of Opco LP, the applicable subsidiaries of Opco LP required pursuant thereto and the respective lenders party thereto shall have executed and delivered the Term Loan Facility and the Repayment shall have occurred immediately prior to the Closing.

(t) Assignment. OGEH shall have delivered to Opco LP and New GP LLC, as applicable, an executed counterpart of the Assignment.

ARTICLE VIII

TAX MATTERS

8.1 CNP Midstream Entity Taxes. CNP shall be responsible for (and entitled to retain any refunds with respect to) all CNP Indemnified Taxes, and Opco LP shall be responsible for (and entitled to retain any refunds with respect to) all other Taxes of the CNP Midstream Entities. Regardless of which Party is responsible, CNP shall file, or cause the appropriate CNP Midstream Entity to file (as applicable), the Tax Return and pay, or cause the appropriate CNP Midstream Entity to pay (as applicable), all Taxes with respect to the CNP Midstream Entities that are required to be paid prior to the Closing. CNP shall promptly deliver to Opco LP copies of all Tax Returns filed by CNP with respect to the CNP Midstream Entities and any supporting documentation, excluding Tax Returns, or portions of the Tax Returns, related to income, franchise or similar Taxes that are unrelated to the CNP Midstream Entities. CNP and the CNP Midstream Entities shall not make any election or otherwise take any action with respect to Taxes attributable to the CNP Midstream Entities that is inconsistent with the conventions, elections or other Tax attributes of the CNP Midstream Entities (or their assets).

8.2 Enogex Entity Taxes. OGE and the Bronco Group shall be responsible for (and entitled to retain any refunds with respect to), in each case pro rata in proportion to the membership interests in Enogex Holdings held by OGEH and the Bronco Group immediately prior to the consummation of the transactions contemplated by the EH Contribution Agreement, and only to the extent of such proportional interest, all OGE/Bronco Group Indemnified Taxes, and Opco LP shall be responsible for (and entitled to retain any refunds with respect to) all other Taxes of the Enogex Entities. Regardless of which Party is responsible, OGE and the Bronco Group shall file, or cause the appropriate Enogex Entity to file (as applicable), the Tax Returns and pay, or cause the appropriate Enogex Entity to pay (as applicable), all Taxes with respect to the Enogex Entities that are required to be paid prior to the Closing. OGE and the Bronco Group shall promptly deliver to Opco LP copies of all Tax Returns filed by OGE with respect to the Enogex Entities and any supporting documentation, excluding Tax Returns, or portions of the Tax Returns, related to income, franchise or similar Taxes that are unrelated to the Enogex Entities. OGE, the Bronco Group and the Enogex Entities shall not make any election or otherwise take any action with respect to Taxes attributable to the Enogex Entities that is inconsistent with the conventions, elections or other Tax attributes of the Enogex Entities (or their assets).

8.3 Treasury Regulation Section 1.707-4(d) Expenditure Reimbursement. For federal income tax purposes, any amounts treated as a distribution or transfer of money or other consideration under Treasury Regulation Section 1.707-3(a) to CERC pursuant to the terms of this Agreement, shall be made by Opco LP to reimburse CERC for expenditures described in Treasury Regulations Section 1.707-4(d) to the extent such consideration does not exceed the amount of expenditures described in Treasury Regulations Section 1.707-4(d), and the Parties shall and shall cause Opco LP to report any such consideration consistently therewith.

ARTICLE IX

TERMINATION

9.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby may be terminated at any time before the Closing as follows:

(a) By the mutual written agreement of CNP, OGE and the Bronco Group;

(b) By any of CNP, OGE or the Bronco Group, upon written notice to the other Parties, if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, except that no Party may terminate this Agreement pursuant to this Section 9.1(b) if its breach of its obligations under this Agreement proximately contributed to the occurrence of such order;

(c) By CNP, upon written notice to the other Parties, if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of OGE or the Bronco Group, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b), unless such failure is reasonably capable of being cured, and OGE or the Bronco Group, as applicable, is using, or continuing to use, all reasonable efforts to cure such failure by the End Date;

(d) By OGE, upon written notice to the other Parties, if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of CNP or the Bronco Group, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.3(a) or 7.3(b), unless such failure is reasonably capable of being cured, and CNP or the Bronco Group, as applicable, is using, or continuing to use, all reasonable efforts to cure such failure by the End Date; or

(e) By the Bronco Group, upon written notice to the other Parties, if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of CNP or OGE, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.4(a) or 7.4(b), unless such failure is reasonably capable of being cured, and CNP or OGE, as applicable, is using, or continuing to use, all reasonable efforts to cure such failure by the End Date; or

(f) By any of CNP, OGE or the Bronco Group, upon written notice to the other Parties, if the transactions contemplated by this Agreement shall not have been consummated on or prior to December 31, 2013 (the “End Date”); provided, however, that if at the End Date the only condition not satisfied or waived is the condition set forth in Section 7.1(a), the End Date shall automatically be extended for two months; provided further, that (i) CNP may not terminate this Agreement pursuant to this Section 9.1(f) if such failure of consummation is due to the failure of CNP or the CNP Midstream Entities to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by it, (ii) OGE may not terminate this Agreement pursuant to this Section 9.1(f) if such failure of consummation is due to the failure of OGE or any of the Enogex Entities to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by it and (iii) the Bronco Group may not terminate this Agreement pursuant to this Section 9.1(f) if such failure of consummation is due to the failure of the Bronco Group or, following the consummation of the transactions contemplated by the EH Contribution Agreement, Enogex Holdings, to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by it.

9.2 Effect of Certain Terminations. In the event of termination of this Agreement pursuant to this Article IX, all rights and obligations of the Parties hereto under this Agreement shall terminate, except the provisions of Section 6.2(b) and 6.2(c), Section 6.5(c), Section 6.13, Section 6.14, Article IX and Article X shall survive such termination; provided, however, that nothing herein shall relieve any Party hereto from any liability for any intentional or willful and material breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of a non-breaching Party under this Agreement in the case of such intentional or willful and material breach, at law or in equity, shall be preserved. Except to the extent otherwise provided in the immediately preceding sentence, CNP, OGE and the Bronco Group agree that, if this Agreement has been terminated, any amount payable pursuant to this Section 9.2 shall be the sole and exclusive remedy of the Parties hereto.

9.3 Survival. Except for Section 6.2(b) and 6.2(c), Section 6.5, Section 6.7(a)(iii), Section 6.7(b)(ii), Section 6.8, Section 6.9(b), Section 6.13, Section 6.14, Section 6.15, Section 6.18, Article VIII, this Section 9.3, Article X and each representation, warranty or covenant subject to an indemnity obligation in the Omnibus Agreement, none of the representations, warranties, agreements, covenants or obligations in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing.

9.4 Enforcement of this Agreement. The Parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party and any such breach would cause the non-breaching parties irreparable harm. Accordingly, the Parties hereto agree that prior to the termination of this Agreement, in the event of any breach or threatened breach of this Agreement by one of the Parties, the Parties to the fullest extent permitted by Law, will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such Party is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

ARTICLE X

MISCELLANEOUS

10.1 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to another Party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows, provided that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to CNP, addressed to:

CenterPoint Energy, Inc.

1111 Louisiana Street

Houston, TX 77002

Attention: Chief Financial Officer

Fax 713.207.9680

with a copy to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: J. David Kirkland

                Gerald M. Spedale

Fax: 713.229.1522

If to OGE, addressed to:

OGE Enogex Holdings LLC

321 North Harvey

P.O. Box 321

Oklahoma City, Oklahoma 73101-0321

Attention: Sean Trauschke

Fax: 405.553.3760

with a copy to:

Jones Day

717 Texas Avenue, Suite 3300

Houston, Texas 77002

Attention: James E. Vallee

Telecopy: (832) 239-3600

If to the Bronco Group, addressed to:

Bronco Midstream Holdings, LLC and Bronco Midstream Holdings II, LLC

c/o ArcLight Capital Partners, LLC

200 Clarendon Street, 55th Floor

Boston, Massachusetts 02117

Attention: Christine M. Miller

Telecopy: (617) 867-4698

with a copy to:

McDermott Will & Emery LLP

1000 Louisiana Street, Suite 3900

Houston, Texas 77002

Attention: Blake H. Winburne

Telecopy: (713) 583-0889

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

10.2 Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to principles of conflict of Laws that would require an application of another state’s laws. Each of the Parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the Parties hereto irrevocably and unconditionally confirms and agrees (a) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (b)(i) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Parties hereto of the name and address of such agent and (ii) to the fullest extent permitted by Law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable Law, service made pursuant to (b)(i) or (ii) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (C) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.3 Entire Agreement; Amendments and Waivers. Except for the Confidentiality Agreement and the Transaction Documents, this Agreement and the exhibits and schedules hereto constitute the entire agreement between and among the Parties hereto pertaining to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between or among the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. Except as expressly set forth in this Agreement (including the representations and warranties set forth in Articles III, IV and V), (a) the Parties acknowledge and agree that none of CNP, OGE, the Bronco Group or any other Person has made, and the Parties are not relying upon, any covenant, representation or warranty, written or oral, statutory, expressed or implied, as to the CNP Midstream Entities or the Enogex Entities, as applicable, or as to the accuracy or completeness of any information regarding any Party furnished or made available to any other Party and (b) no Party shall have or be subject to any liability to any other Person, or any other remedy in connection herewith, based upon the distribution to any other Person of, or any other Person’s use of or reliance on, any such information or any information, documents or material made available to such Person in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. The failure of a Party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

10.4 Opco LP, GP and Enogex Holdings Agreement to be Bound. Contemporaneously with the conversion of CEFS into Opco LP, OGE and CNP will cause Opco LP to execute an instrument reasonably satisfactory to both OGE and CNP pursuant to which Opco LP agrees to perform the covenants and obligations expressly contemplated by this Agreement to be performed by Opco LP. Contemporaneously with the formation of New GP LLC, CNP and OGE will cause New GP LLC to execute an instrument reasonably satisfactory to both CNP and OGE pursuant to which New GP LLC agrees to perform the covenants and obligations expressly contemplated by this Agreement to be performed by New GP LLC. Contemporaneously with the consummation of the transactions contemplated by the EH Contribution Agreement, the Bronco Group will cause Enogex Holdings to execute an instrument reasonably satisfactory to both CNP and OGE pursuant to which Enogex Holdings agrees to perform the covenants and obligations expressly contemplated by this Agreement to be performed by Enogex Holdings. Nothing in this Section 10.4 shall obligate either CNP or OGE to guaranty the performance by either the Opco LP or New GP LLC of their respective covenants or obligations under this Agreement.

10.5 Bronco Group Representative.

(a) Any right or action that may be taken at the election of the Bronco Group pursuant to the terms of this Agreement will be taken by a representative of the Bronco Group who is a natural person (as such representative may be replaced from time to time in accordance with this Section 10.5(a), the “Bronco Group Representative”) on behalf thereof. The initial Bronco Group Representative will be Robb Turner. The Bronco Group Representative may resign at any time by giving at least fifteen (15) days’ prior written notice to the Parties. Upon the death, permanent disability or resignation of the initial Bronco Group Representative and any replacement thereof, the Bronco Group shall promptly designate a replacement representative who is reasonably acceptable to CNP and OGE to serve as the Bronco Group Representative. Any change in the Bronco Group Representative will become effective upon notice in accordance with Section 10.1. The Bronco Group, jointly and severally, agrees to indemnify and hold harmless the Bronco Group Representative for and from any Losses that the Bronco Group Representative may incur as a result of his or her position as Bronco Group Representative or any of his or her actions or inactions as such, except as may result from the Bronco Group Representative’s willful misconduct or gross negligence. To the maximum extent permitted by law, the Bronco Group hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Bronco Group Representative taken pursuant to the authority conferred in this Section 10.5.

(b) By execution of this Agreement, the Bronco Group hereby irrevocably appoints the Bronco Group Representative the true and lawful agent and attorney-in-fact of the Bronco Group for the purposes of acting in the name, place and stead of the Bronco Group in: (i) giving and receiving all notices or consents permitted or required by this Agreement and otherwise acting on the Bronco Group’s behalf, and contractually binding the Bronco Group, hereunder for all purposes specified herein; (ii) acknowledging, consenting to, ratifying or approving any amendments, supplements or restatements to any amendments to this Agreement that the Bronco Group Representative may deem necessary or advisable; and (iii) making, executing, acknowledging and delivering all such contracts, orders, receipts, notices, requests, instructions, instruments, certificates, letters and other writings, and in general doing all things and taking all actions that the Bronco Group Representative, in his or her sole discretion, may consider necessary or proper in connection with or to carry out the terms of this Agreement, as fully as if the Bronco Group were personally present and acting. Each of CNP, OGE and their respective Affiliates shall be entitled to rely upon any directions, instructions, consents, approvals, authorizations or other communications provided by the Bronco Group Representative. This power of attorney and all authority conferred hereby is granted and conferred subject to the interests of CNP or OGE, and in consideration of those interests and for the purpose of this Agreement, this power of attorney and all authority conferred hereby shall be irrevocable and shall not be terminated by the Bronco Group or by operation of law, whether by the death, incompetency or incapacity of the Bronco Group, or any of them, or by the occurrence of any other event.

(c) Each of Bronco I and Bronco II agrees that the terms of this Section 10.5 shall be binding upon its successors and assigns.

10.6 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder. No Party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of Law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

10.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

10.8 Execution. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Remainder of Page Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

CENTERPOINT ENERGY, INC.

By:	/s/ David M. McClanahan
Name:	David M. McClanahan
Title:	President and Chief Executive Officer

OGE ENERGY CORP.

By:	/s/ Sean Trauschke
Name:	Sean Trauschke
Title:	Vice President and Chief Financial Officer

BRONCO MIDSTREAM HOLDINGS, LLC

By:	/s/ Robb E. Turner
Name:	Robb E. Turner
Title:	Vice President

BRONCO MIDSTREAM HOLDINGS II, LLC

By:	/s/ Robb E. Turner
Name:	Robb E. Turner
Title:	Vice President

[Signature Page to Master Formation Agreement]

Annex B

1.	Definitions.

Terms used and not defined in this Annex B have the respective meanings assigned to them in the Agreement.

2.	CNP Contribution.

On the terms and subject to the conditions of the Agreement and this Annex B, at Closing, CNP shall cause SEPH to contribute to Opco LP (i) a 24.95% interest in SESH if the Spectra Consent is not obtained prior to Closing; or (ii) a 49.9% interest in SESH if the Spectra Consent is obtained prior to Closing.

3.	Call and Put Rights.

(a) If the Spectra Consent is not obtained prior to Closing:

(i) CNP shall have the right, to be exercised at CNP’s sole discretion, to require Opco LP to purchase a 24.95% interest in SESH from SEPH (the “First Put Right”). The First Put Right may be exercised, in whole and not in part, at any time during the 30-day period beginning on the second calendar day following the first anniversary of the Closing Date (the “First Put Period”).

(ii) If the First Put Right is exercised by CNP within the First Put Period, CNP shall have the right, to be exercised at CNP’s sole discretion, to require Opco LP to purchase SEPH’s remaining 0.1% interest in SESH (the “Second Put Right”). The Second Put Right may be exercised, in whole and not in part, at any time during the 30-day period beginning on the second calendar day following the first anniversary of the purchase pursuant to the First Put Right (the “Second Put Period”).

(iii) If the First Put Right is not exercised by CNP within the First Put Period, then Opco LP shall have the right, to be exercised at Opco LP’s sole discretion, to purchase a 24.95% interest in SESH from SEPH (the “First Call Right”). The First Call Right may be exercised, in whole and not in part, at any time during the 30-day period beginning six months after the end of the First Put Period. If either the Second Put Right is not exercised by CNP within the Second Put Period or the First Call Right is exercised by Opco LP, Opco LP shall have the right, to be exercised at Opco LP’s sole discretion, to purchase SEPH’s remaining 0.1% interest in SESH (the “Second Call Right”). If the First Call Right has been exercised, the Second Call Right may be exercised, in whole and not in part, at any time during the 30-day period beginning on the second calendar day following the first anniversary of the purchase pursuant to the First Call Right. If the Second Put Right has not been exercised within the Second Put Period, the Second Call Right may be exercised, in whole and not in part, during the 30-day period beginning six months after the end of the Second Put Period.

(b) If the Spectra Consent is obtained prior to Closing:

(i) CNP shall have the right, to be exercised at CNP’s sole discretion, to require Opco LP to purchase SEPH’s remaining 0.1% interest in SESH (the “Consent Put Right”; any of the First Put Right, the Second Put Right and the Consent Put Right may be referred to as a “Put Right”). The Consent Put Right may be exercised, in whole and not in part, at any time during the 30-day period beginning on the second calendar day following the first anniversary of the Closing Date (the “Consent Put Period”).

(ii) If CNP does not exercise the Consent Put Right within the Consent Put Period, Opco LP shall have the right, to be exercised at Opco LP’s sole discretion, to purchase SEPH’s remaining 0.1% interest in SESH (the “Consent Call Right”; any of the First Call Right, the Second Call Right and the Consent Call Right may be referred to as a “Call Right”). The Consent Call Right may be exercised, in whole and not in part, at any time during the 30-day period beginning six months after the end of the Consent Put Period.

(c) Notwithstanding the provisions of Section 3(a) and Section 3(b) of this Annex B, the Parties acknowledge that if Opco LP ceases to be an Affiliate (as such term is defined in the SESH LLC Agreement) of SEPH prior to the exercise of any Call Right or Put Right or if a Change of Member Control (as such term is defined in the SESH LLC Agreement) occurs with respect to Opco LP, pursuant to the SESH LLC Agreement certain Members (as such term is defined in the SESH LLC Agreement) shall have the right to buy any SESH interest being transferred to Opco LP or any interest in SESH owned by Opco LP (the “Purchase Rights”). The Parties agree that Opco LP will receive all consideration from the exercise of any Purchase Rights; provided, however, that if any Purchase Right is exercised in connection with a transfer of SESH interests to Opco LP, (i) Opco LP will issue to SEPH the applicable Equity Consideration (as defined below) and (ii) Opco LP or SEPH, as applicable, will pay the other the applicable cash consideration to adjust the consideration to achieve Fair Market Value (as defined below), in each case, as would have been required to be paid by such party pursuant to Section 3(e) of this Annex B if such transfer had been completed without the exercise of the Purchase Rights and the consideration paid pursuant to the Purchase Right was substituted for Fair Market Value in the determination of the amount of the payment under Section 3(e) of this Annex B.

(d) Opco LP and CNP may exercise a Call Right and a Put Right, respectively, by delivering written notice to the other party during the relevant exercise period stating such party’s desire to exercise such Call Right or Put Right and the closing date of the purchase, which date shall be no more than 30 days after the delivery of the notice (subject to extension for (i) satisfying any applicable requirements under the SESH LLC Agreement and (ii) the determination of Fair Market Value pursuant to this Annex B).

(e) The equity consideration (the “Equity Consideration”) payable by Opco LP to SEPH upon the exercise of (i) the First Call Right or the First Put Right shall be 8,086,945 Opco LP Common Units and (ii) the Second Call Right, the Second Put Right, the Consent Call Right or the Consent Put Right shall be 32,413 Opco LP Common Units. If the Fair Market Value of the SESH interest to be transferred (the “Subject SESH Interest”) on the date of exercise is (i) greater than the product (the “Opco Common Unit Value”) of (A) the number of Opco LP Common Units to be received by SEPH in connection with such exercise and (B) the

Unit Price, Opco LP will pay to SEPH an amount equal to the positive difference between the Fair Market Value and the Opco Common Unit Value by wire transfer of immediately available funds; provided, however that the amount of cash to be paid by Opco LP shall not exceed an amount that would result in a Dilution Event, or (ii) less than the Opco Common Unit Value, CNP will cause SEPH to pay to Opco LP an amount equal to the positive difference between the Opco Common Unit Value and the Fair Market Value by wire transfer of immediately available funds; provided, however that the amount of cash to be paid by SEPH shall not exceed an amount that would result in an Accretion Event.

(f) If any subdivision, split or combination of outstanding Opco LP Common Units or any declaration of a dividend payable in Opco LP Common Units occurs, then the number of Opco LP Common Units included in the Equity Consideration will be proportionately adjusted by the Board of Directors to reflect the consequences of that occurrence. If any recapitalization or capital reorganization of Opco LP, any consolidation or merger of Opco LP with another entity, any adoption by Opco LP of any plan of exchange affecting the Opco LP Common Units or any distribution to holders of Opco LP Common Units of securities or property (other than normal cash distributions) occurs, the Board of Directors will make appropriate adjustments to the Equity Consideration and any cash consideration to be paid to give effect to that transaction; provided, that such adjustments will be only those as are necessary to maintain the proportionate interest of the Equity Consideration and preserve, without exceeding, the intended value of the total consideration.

(g) CNP and Opco LP shall use reasonable best efforts to mutually agree on the determination of fair market value of the Subject SESH Interest (the “Fair Market Value”) and, as applicable, the calculations with respect to an Accretion Event or a Dilution Event; provided, that if such calculations would result in a cash payment being made by Opco LP to SEPH, then a third-party appraisal shall be required in accordance with the remainder of this paragraph unless the Bronco Group consents in writing to waive such third-party appraisal requirement. If Opco LP and CNP do not mutually agree on such matters within 30 days of the exercise of the Call Right or the Put Right, as applicable, or if a third-party appraisal is required in accordance with the proviso of the preceding sentence, then CNP and Opco LP shall attempt to agree upon a mutually acceptable appraisal firm within five Business Days of the expiration of such 30-day period. If they are unable to agree on a mutually acceptable appraisal firm within such five Business Day period, either side may request the American Arbitration Association to designate the appraisal firm, which designated firm shall be binding on both sides (subject to the following sentence). Each side and each proposed appraisal firm shall disclose to the other side any business, personal or other relationship or affiliation that may exist between any side and such proposed appraisal firm, and any side may disqualify such proposed appraisal firm on the basis of such relationship or affiliation. The determinations of such amounts proposed by each side shall be submitted to the appraisal firm selected in accordance with the foregoing within five Business Days of such selection, and the appraisal firm shall expeditiously (and, if practicable, within 20 days after the appraisal firm’s selection) hear and decide all matters concerning the determinations of such amounts. The cost of such appraisal shall be paid in equal portions by CNP and Opco LP. Any appraisal firm selected pursuant to this Section 3(g) of this Annex B shall be an investment banking, accounting or other firm that performs appraisal and valuation services. Each side shall provide to the other all information reasonably requested by them related to the determinations contemplated herein.

(h) The Parties shall, and shall cause Opco LP to, report, for federal income tax purposes, the rights to Equity Consideration set forth in this Annex B consistently with the principles of the noncompensatory option regulations that were finalized in Treasury Decision 9612 issued on February 5, 2013.

(i) Opco LP’s rights and obligations under this Annex B shall be controlled by the Disinterested Directors. Both CNP and OGE agree to cause their designated members of the Board of Directors who are not Disinterested Directors to approve the actions of the Disinterested Directors with respect to any such claim.

(j) As used herein:

(i) “Accretion Event” means, on an estimated pro forma basis for the acquisition of the Subject SESH Interest, an increase in the amount of DCF Per Unit. An Accretion Event shall be deemed to exist if, assuming the acquisition of the Subject SESH Interest was consummated as of the date that is one year prior to the first day of the Quarter in which the acquisition is expected to be consummated (the “One Year Test Period”), the acquisition would have resulted in an increase in (A) the amount of DCF Per Unit (for all outstanding Opco LP Common Units) generated by the Partnership with respect to the One Year Test Period, on an estimated pro forma basis, as compared to (B) the actual amount of DCF Per Unit (for all outstanding Opco LP Common Units) generated by the Partnership with respect to the One Year Test Period. There shall be excluded from the amount in clause (B) above any Distributable Cash or Operating Surplus, as applicable, attributable to the acquisition of the Subject SESH Interest. The number of Opco LP Common Units deemed to be outstanding for the purpose of calculating the amounts in clause (B) above shall be the weighted average number of Opco LP Common Units outstanding during the One Year Test Period and shall exclude the Opco LP Common Units issued or to be issued in connection with the acquisition of the Subject SESH Interest;

(ii) “Adjusted Operating Surplus” has the meaning given such term in the Opco Partnership Agreement;

(iii) “Available Cash” has the meaning given such term in the Opco Partnership Agreement;

(iv) “DCF Per Unit” means Distributable Cash (if the exercise of the Call Right or Put Right occurs prior to the IPO Closing Date) or Available Cash that is deemed to be Adjusted Operating Surplus (if the exercise of the Call Right or Put Right occurs on or after the IPO Closing Date), in each case on a per Opco LP Common Unit basis;

(v) “Dilution Event” means, on an estimated pro forma basis for the acquisition of the Subject SESH Interest, a decrease in the amount of DCF Per Unit. A Dilution Event shall be deemed to exist if, with respect to the One Year Test Period, the acquisition would have resulted in a decrease in (A) the amount of DCF Per Unit (for all outstanding Opco LP Common Units) generated by the Partnership with respect to the

One Year Test Period, on an estimated pro forma basis, as compared to (B) the actual amount of DCF Per Unit (for all outstanding Opco LP Common Units) generated by the Partnership with respect to the One Year Test Period. There shall be excluded from the amount in clause (B) above any Distributable Cash or Operating Surplus, as applicable, attributable to the acquisition of the Subject SESH Interest. The number of Opco LP Common Units deemed to be outstanding for the purpose of calculating the amounts in clause (B) above shall be the weighted average number of Opco LP Common Units outstanding during the One Year Test Period and shall exclude the Opco LP Common Units issued or to be issued in connection with the acquisition of the Subject SESH Interest;

(vi) “Disinterested Directors” means the members of the Board of Directors that have been designated by OGE;

(vii) “Distributable Cash” has the meaning given such term in the Opco Partnership Agreement;

(viii) “IPO Closing Date” has the meaning given such term in the Opco Partnership Agreement;

(ix) “Quarter” has the meaning given such term in the Opco Partnership Agreement; and

(x) “Unit Price” shall mean $20.00 per Opco LP Common Unit.